FILED PURSUANT TO RULE 424(b)(4)
REGISTRATION NO. 333-123885
REMARKETING PROSPECTUS SUPPLEMENT
(To prospectus dated May 26, 2005)
$99,142,000
7.803% Senior Notes due 2012

          On May 24, 2005, we issued $99,142,000 aggregate principal amount of our 7.93% Senior Notes due 2007, referred to in this remarketing prospectus supplement as the senior notes, in connection with our issuance of 1,982,822 Premium Income Equity Securitiessm (“PIESsm”) in the form of Corporate PIES. Each Corporate PIES consists of (1) a purchase contract to purchase from us on November 15, 2005, at a purchase price of $50, a number of shares of our common stock, and (2) a 1/20th, or 5%, undivided beneficial interest in a senior note with a principal amount of $1,000. This remarketing prospectus supplement relates to a remarketing of the entire $99,142,000 aggregate principal amount of the senior notes, with reset terms as described herein.
          The senior notes will mature on June 15, 2012. The interest rate on the senior notes will be reset to 7.803% per annum, effective on and after June 14, 2005. Interest on the senior notes is payable semi-annually in arrears on June 15 and December 15 of each year, with the first interest payment to be made on December 15, 2005.
          We will not receive any proceeds from the remarketing of the senior notes.
          On and after June 15, 2009, we may redeem all or part of the senior notes at the redemption prices set forth under the caption “Description of Senior Notes — Optional Redemption” in this remarketing prospectus supplement. At any time prior to June 15, 2008, we may redeem up to 35% of the senior notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Senior Notes — Optional Redemption” in this remarketing prospectus supplement.
          The senior notes are senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. We will remarket the senior notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Following the remarketing, the senior notes will be listed on the NYSE under the trading symbol “SRP12.”
          Investing in the senior notes involves risks that are described in the “Risk Factors” section beginning on page R-7 of this remarketing prospectus supplement.

	Per Note	Total

Price to the Public(1)	102.31%	$101,432,180
Remarketing Fee to Remarketing Agents(2)	00.25%	$246,416
Net proceeds to participating holders(2)	102.06%	$101,185,764

(1)	Plus accrued interest after June 14, 2005, if settlement occurs after that date

(2)	Percentage reflects rounding to the nearest hundredth of a decimal point
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this remarketing prospectus supplement and related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The senior notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 14, 2005.

Joint Remarketing Agents

Merrill Lynch & Co.	Lehman Brothers

The date of this remarketing prospectus supplement is June 9, 2005.
“Premium Income Equity Securities” and “PIES” are service marks owned by Lehman Brothers Inc.

Remarketing Prospectus Supplement
Prospectus

This document is in two parts. The first part is this remarketing prospectus supplement, which describes the specific terms of this remarketing of the senior notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the senior notes. If the description of the remarketing varies between this remarketing prospectus supplement and the accompanying prospectus, you should rely on the information in this remarketing prospectus supplement.
You should rely only on the information contained or incorporated by reference in this remarketing prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this remarketing prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

R-i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          The information in this remarketing prospectus supplement includes forward-looking statements that relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, which may occur or be realized in the future. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause the actual results of Sierra Pacific Resources (“Sierra Pacific”), Nevada Power Company (“NPC”) and Sierra Pacific Power Company (“SPPC”) to differ materially from those contemplated in any forward-looking statement include, among others, those described in the “Risk Factors” section of this remarketing prospectus supplement beginning on page R-7 and the following:

•	a requirement for NPC and SPPC (collectively, the “Utilities”) to pay Enron Power Marketing, Inc. (“Enron”) amounts allegedly due under terminated purchase power contracts;

•	unfavorable rulings in rate cases filed and to be filed by the Utilities with the Public Utilities Commission of Nevada (the “PUCN”), including the periodic applications to recover costs for fuel and purchased power that have been recorded by the Utilities in their deferred energy accounts, and deferred natural gas recorded by SPPC for its gas distribution business;

•	the ability of Sierra Pacific, NPC and SPPC to maintain access to the capital markets to support their requirements for working capital, including amounts necessary to finance deferred energy costs, construction costs, acquisition costs, particularly in the event of additional unfavorable rulings by the PUCN, a downgrade of the current debt ratings of Sierra Pacific, NPC, or SPPC and/or adverse developments with respect to the Utilities’ pending litigation and power and fuel suppliers;

•	whether the Utilities will be able to continue to pay Sierra Pacific dividends under the terms of their respective financing and credit agreements, the Enron Bankruptcy Court’s order, their regulatory order from the PUCN, limitations imposed by the Federal Power Act and, in the case of SPPC, under the terms of SPPC’s restated articles of incorporation;

•	whether the Utilities will be able to continue to obtain fuel, power and natural gas from their suppliers on favorable payment terms, particularly in the event of unanticipated power demands (for example, due to unseasonably hot weather), sharp increases in the prices for fuel, power and/or natural gas, or a ratings downgrade;

•	wholesale market conditions, including availability of power on the spot market, which affect the prices the Utilities have to pay for power as well as the prices at which the Utilities can sell any excess power;

•	the final outcome of SPPC’s pending lawsuit in Nevada state court seeking to reverse the PUCN’s 2004 decision on SPPC’s 2003 General Rate case disallowing the recovery of a portion of SPPC’s costs, expenses and investment in the Piñon Pine Project;

•	the final outcome of NPC’s pending lawsuit in Nevada state court seeking to reverse portions of the PUCN’s 2002 order denying the recovery of NPC’s deferred energy costs;

•	whether the Utilities will be successful in obtaining PUCN approval to recover the outstanding balance of their other regulatory assets and other merger costs recorded in connection with the 1999 merger between Sierra Pacific and NPC in a future general rate case;

R-ii

•	the effect that any future terrorist attacks, wars, threats of war, or epidemics may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the economy in general;

•	unseasonable weather and other natural phenomena, which, in addition to impacting the Utilities’ customers’ demand for power, can have potentially serious impacts on the Utilities’ ability to procure adequate supplies of fuel or purchased power to serve their respective customers and on the cost of procuring such supplies;

•	industrial, commercial, and residential growth in the service territories of the Utilities;

•	the financial decline of any significant customers;

•	the effect of existing or future Nevada, California or federal legislation or regulations affecting electric industry restructuring, including laws or regulations which could allow additional customers to choose new electricity suppliers or change the conditions under which they may do so;

•	changes in the business or power demands of the Utilities’ major customers, including those engaged in gold mining or gaming, which may result in changes in the demand for services of the Utilities, including the effect on the Nevada gaming industry of the opening of additional Indian gaming establishments in California and other states;

•	changes in environmental laws or regulation, including the imposition of significant new limits on mercury and other emissions from coal-fired power plants;

•	changes in tax or accounting matters or other laws and regulations to which Sierra Pacific and the Utilities are subject;

•	future economic conditions, including inflation rates and monetary policy;

•	financial market conditions, including changes in availability of capital or interest rate fluctuations;

•	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and

•	employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages.
          Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Sierra Pacific, NPC, and SPPC assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

R-iii

SUMMARY
          This summary, which is presented solely to highlight material information with respect to Sierra Pacific Resources (“Sierra Pacific” or the “Company”) and the remarketing from the detailed information contained elsewhere in this remarketing prospectus supplement and accompanying prospectus (including the documents incorporated by reference). This summary does not contain all of the information that you should consider before making any investment decision. The terms “we,” “us” and “our” refer to Sierra Pacific. Our wholly-owned subsidiaries, Nevada Power Company (“NPC”) and Sierra Pacific Power Company (“SPPC”), are referred to collectively as the “Utilities.” You should read the entire remarketing prospectus supplement and accompanying prospectus carefully before making any investment decision.
Our Company
          Sierra Pacific Resources is a public utility holding company that operates several regulated subsidiaries. Our two largest subsidiaries are NPC and SPPC, which are among the fastest growing utilities in the U.S., serving approximately 95% of Nevada residents and providing electricity and/or gas to approximately 1.0 million customers. Our current operational focus is on enhancing the performance of our existing assets, ensuring liquidity and improving our credit quality. Our long-term strategy is focused on returning our credit quality to investment-grade. Our businesses include the Utilities, Tuscarora Gas Pipeline Company and other businesses.
          Nevada Power Company is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 738,000 customers in southern Nevada. NPC has a total generating capacity of 1,740 MW of coal and natural gas/oil fired generating plants and serves customers in southern Nevada, including Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base. Service is also provided to the Department of Energy’s Nevada Test Site in Nye County.
          Sierra Pacific Power Company is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 342,000 customers in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 134,800 customers in the cities of Reno and Sparks and the surrounding areas.
          Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile, natural gas pipeline regulated by the Federal Energy Regulatory Commission that serves Reno, northern Nevada and northeastern California.
          We also operate other non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

          We are incorporated in Nevada. Our principal executive office is located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is (775) 834-4011.

The Remarketing

Issuer	Sierra Pacific Resources.

Senior Notes Remarketed	$99,142,000 in aggregate principal amount of 7.803% Senior Notes due 2012.

Maturity Date	June 15, 2012.

Interest Payment Dates	June 15 and December 15 of each year, beginning on December 15, 2005.

Ranking	The senior notes will be our general unsecured senior obligations. Accordingly, they will rank:

• senior in right of payment to our existing and any future subordinated indebtedness;

• pari passu in right of payment to our existing and future senior indebtedness;

• effectively junior in right of payment to our future secured indebtedness to the extent of the collateral securing that indebtedness; and

• effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries (other than indebtedness and other liabilities owed to us).

As of March 31, 2005, we had (on a stand-alone basis) approximately $875 million of senior indebtedness. As of March 31, 2005, the senior notes would have been effectively subordinated in right of payment to approximately $3.3 billion of indebtedness of our subsidiaries and $50 million stated value of preferred stock of Sierra Pacific Power Company.

Optional Redemption	On and after June 15, 2009, we may redeem all or part of the senior notes at the redemption prices set forth under “Description of Senior Notes — Optional Redemption.”

At any time prior to June 15, 2008, we may redeem up to 35% of the senior notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Senior Notes — Optional Redemption.”

Form and Denomination	The senior notes will be issued in fully registered form. The senior notes will be represented by one or more global senior notes, deposited with the trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global senior notes will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of Senior Notes — Book-Entry Form.” The senior notes will be issued in denominations of $1,000 and integral multiples thereof.

Covenants	The senior notes have been issued pursuant to an officer’s certificate under the indenture between us and The Bank of New York, as trustee. In connection with the remarketing, we will amend the officer’s certificate, which upon amendment, will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• pay dividends or make other distributions on capital stock or redeem or repurchase capital stock;

• make certain investments;

• incur or guarantee additional indebtedness or issue preferred stock;

• create liens;

• allow dividend or other payment restrictions affecting subsidiaries;

• sell assets;

• merge or consolidate with other entities;

• enter into transactions with affiliates;

• enter into sale and leaseback transactions; and

• engage in certain business activities.

These covenants are subject to exceptions, and certain of the covenants will be suspended before the senior notes mature if Moody’s and S&P assign the senior notes an investment-grade rating in the future and no event of default exists under the indenture. See “Description of Senior Notes — Suspended Covenants.”

Use of Proceeds	We will not receive any proceeds from the remarketing of the senior notes. For more information, see “Use of Proceeds” in this remarketing prospectus supplement.

U.S. Federal Income Taxation	In the opinion of our counsel, Choate, Hall & Stewart LLP, it is more likely than not that the senior notes constituting part of the Corporate PIES issued on May 24, 2005 are properly treated as separate debt instruments newly issued on that date, that the senior notes being acquired in the remarketing should be treated as a continuation of those senior notes, and that the senior notes being acquired in the remarketing are subject to the Treasury regulations governing contingent payment debt instruments. We have treated and will continue to treat the senior notes in that manner. Because the senior notes are subject to the contingent payment debt rules, the senior notes are deemed to have been issued with original issue discount for U.S. federal income tax purposes. As a result, as described in greater detail in the section of this prospectus supplement entitled “Material United States Federal Income Tax Consequences,” you will be required to include original issue discount in your gross income for U.S. federal income tax purposes. The regulations governing contingent payment debt instruments are complex, and their application to the senior notes following the remarketing is subject to significant uncertainty. Although we believe that the application described in this remarketing prospectus supplement is a reasonable interpretation of the contingent payment debt regulations, the Internal Revenue Service may not agree with that interpretation. Generally, if you report your income in the manner described in this remarketing prospectus supplement, and the Internal Revenue Service agrees with that reporting, the net amount of interest income that you recognize in respect of the senior notes should approximate the economic accrual of income on the senior notes to you. See “Material United States Federal Income Tax Consequences.”

Listing	Following the remarketing, the senior notes will be listed on the NYSE under the trading symbol “SRP12.”

Risk Factors	Investment in the senior notes involves certain risks. Prospective purchasers of the senior notes remarketed hereby should carefully consider all information contained and incorporated by reference in this remarketing prospectus supplement and accompanying prospectus, including the risk factors beginning on page R-7.

Ratio of Earnings to Fixed Charges(1)(2)

					Three Months
					Ended
Year Ended December 31,					March 31,

2000	2001	2002	2003	2004	2004	2005

—	1.17X	—	—	1.12X	—	—

(Dollars in thousands)

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. “Earnings” represent pre-tax income (or loss) from continuing operations before the pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.

(2)	For the years ended December 31, 2000, 2002 and 2003 and the three months ended March 31, 2004 and 2005, earnings were insufficient to cover fixed charges by $91,474, $467,440, $160,343, $67,652 and $19,180, respectively.

Selected Summary Consolidated Financial Data
          The following table summarizes the consolidated historical financial data of Sierra Pacific, NPC and SPPC. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The summary consolidated financial data as of the years ended December 31, 2002, 2003, and 2004, and the quarters ended March 31, 2004 and 2005 are derived from our consolidated financial statements. The quarterly results presented below are not necessarily indicative of the results to be expected for a full year.
Income Statement and Other Financial Data

				Three Months Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	(Dollars in thousands)
Income Statement Data:
Operating Revenues:
Electric	$2,832,285	$2,624,426	$2,666,000	$528,374	$581,144
Gas	149,783	161,586	153,752	59,476	67,538
Other	2,536	1,531	4,087	267	292

Total Revenue	2,984,604	2,787,543	2,823,839	588,117	648,974
Operating Income (Loss)	(27,509)	271,464	338,785	46,086	58,948
Income/(Loss) from Continuing Operations	(294,979)	(104,160)	35,635	(42,800)	(8,516)
Other Financial Data:
Capital Expenditures	$404,330	$379,319	$614,411	$70,656	$165,101
Interest Expense	279,057	366,282	306,427	94,874	79,990
Net Cash Flows from Operating Activities	454,462	260,564	332,041	26,269	147,852
Net Cash used in Investing Activities	(352,517)	(341,937)	(540,647)	(53,746)	(143,257)
Net Cash (used in) Financing Activities	(8,314)	70,960	293,177	4,387	11,816
Balance Sheet Data

	As of December 31,			As of March 31,

	2002	2003	2004	2005

	(Dollars in thousands)
Cash and Cash Equivalents	$192,170	$181,757	$266,328	$ 282,739
Utility Plant(1)	4,460,347	4,642,650	4,926,926	5,042,926
Short-Term Borrowings	—	25,000	—	—
Long-Term Obligations (including Current Maturities)	3,899,176	3,798,644	4,089,772	4,088,605
Total Debt	3,899,176	3,823,644	4,089,772	4,088,605
Preferred Stock	50,000	50,000	50,000	50,000
Common Shareholders’ Equity	1,327,166	1,435,394	1,498,616	1,488,158
Total Capitalization(2)	5,276,342	5,309,038	5,638,388	5,626,763

(1)	Amounts include plant in service and construction work in progress, less accumulated provision for depreciation.

(2)	Amounts include total debt, preferred stock and common shareholders’ equity.

RISK FACTORS
          You should consider carefully all of the information included and incorporated by reference in this remarketing prospectus supplement and the accompanying prospectus before deciding to invest in the senior notes. See “Where You Can Find More Information.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be less significant may also adversely affect us.
Risks Relating to Us and Our Business
     If Nevada Power Company and/or Sierra Pacific Power Company are required to pay amounts allegedly due to Enron under terminated power contracts, it could adversely affect our cash flow, liquidity and financial condition.
          On June 5, 2002, Enron filed suit against NPC and SPPC in its bankruptcy case in the Bankruptcy Court (for the Southern District of New York) asserting claims against NPC and SPPC for liquidated damages in the amount of approximately $216 million and $93 million, respectively, based on its termination of its power supply agreement with the Utilities and for power previously delivered to the Utilities. Enron asserted its contractual right under the Western Systems Power Pool Agreement (“WSPPA”) to terminate deliveries based on the Utilities’ alleged failure to provide adequate assurance of their performance under the WSPPA. The Utilities have denied these claims and have contended, among other things, that the termination was wrongful and excuses them from any further payment or performance under the WSPPA. On September 26, 2003, the Bankruptcy Court entered a judgment (the “Judgment”) in favor of Enron for damages related to the termination of Enron’s power supply agreements with the Utilities. The Judgment requires NPC and SPPC to pay approximately $235 million and $103 million, respectively, to Enron for liquidated damages and pre-judgment interest for power not delivered by Enron.
          On October 1, 2003, the Utilities filed a Notice of Appeal from the Judgment with the U.S. District Court for the Southern District of New York.
          On October 10, 2004, the U.S. District Court rendered a decision vacating the Judgment against the Utilities in favor of Enron and remanded the case back to the Bankruptcy Court for fact-finding. A trial date has been set for July 11, 2005, before the Bankruptcy Court. We are unable to predict the outcome of this proceeding.
          The Utilities entered into a stipulation and agreement with Enron which was signed by the Bankruptcy Court on June 30, 2004 and provides that (1) the Utilities shall withdraw their objections to the confirmation of Enron’s bankruptcy plan, (2) the collateral (consisting of General and Refunding Mortgage Bonds and cash) contained in the Utilities’ escrow accounts that had secured their stay of execution of the Judgment shall not be deemed property of Enron’s bankruptcy estate or the Utilities’ estates in the event of a bankruptcy filing, and (3) the stay of execution of the Judgment, as previously ordered by the Bankruptcy Court, shall remain in place without any additional principal contributions by the Utilities to their existing escrow accounts during the pendency of any and all of their appeals of the Judgment, including to the United States Supreme Court, until a final non-appealable judgment is obtained. There can be no assurances that the U.S. District Court or any higher court to which the Utilities appeal the Judgment will accept the existing collateral arrangement to secure further stays of execution of the Judgment.
          On October 1, 2004, the Bankruptcy Court ruled that Enron was entitled to take the $17.7 million and $6.7 million deposited by NPC and SPPC, respectively, for power previously delivered to them, out of escrow for the benefit of Enron’s bankruptcy estate. The Utilities have challenged the Bankruptcy Court’s order with respect to these payments, and no final ruling has been made by the Bankruptcy Court.
          On July 22, 2004, the FERC issued an order granting the Utilities’ request to the FERC for an expedited hearing to review Enron’s termination of the energy contracts entered into between the Utilities and Enron under the WSPPA. In its order, the FERC determined, among other things, that it has jurisdiction over disputes involving interpretations of the WSPPA and that an evidentiary hearing would be required to determine whether Enron lawfully exercised its contract rights under the WSPPA to terminate its energy contracts with the Utilities. Hearings were scheduled to begin on October 25, 2004 and an initial decision was expected from the FERC by December 31, 2004; however, on October 27, 2004, Enron filed a motion in the Bankruptcy Court to enjoin the Utilities from participation in the early termination case. On December 3, 2004, the Bankruptcy Court enjoined the Utilities from further prosecution of the scheduled hearing in the FERC proceeding. The Utilities have appealed this decision to the U.S. District Court and are seeking a stay of the adversary proceeding in the Bankruptcy Court, which is set to begin on July 11, 2005. The Utilities are unable to predict the outcome of these proceedings at this time.
     If we are precluded from receiving dividends from our subsidiaries, we may be unable to repay the senior notes or continue to operate outside of bankruptcy.
          We are a holding company with no significant operations of our own. Our cash flows are substantially derived from dividends paid to us by our subsidiaries, particularly NPC and SPPC, which are typically utilized to service our debt and pay dividends on our common stock, with the balance, if any, reinvested in our subsidiaries as contributions to capital. NPC and SPPC are subject to restrictions on their ability to pay dividends to us pursuant to an order of the PUCN, under the terms of certain of their respective financing agreements, under the terms of an order issued by the Enron Bankruptcy Court and, in the case of SPPC, under the terms of its restated articles of incorporation. In addition, certain provisions of the Federal Power Act could, depending on the interpretation thereof, limit or prohibit the payment of dividends to us.
          Assuming that NPC and SPPC meet the requirements to pay dividends under the Federal Power Act and that any dividends paid to us are for our debt service obligations and current operating expenses, the most restrictive of the dividend restrictions applicable to the Utilities individually can be found for NPC, in NPC’s Series E Notes and, for SPPC, in SPPC’s Series H Notes, Series E Bond and its Revolving Credit Agreement. Under these restrictions, NPC or SPPC, as the case may be, must meet cash flow to fixed charge coverage ratio of at least 1.75:1 over the prior four fiscal quarters as a condition to their payment of dividends. Although each Utility currently meets these tests, a significant loss by either Utility could cause that Utility to be precluded from paying dividends to us until such time as that Utility again meets the coverage test. The dividend restriction in the PUCN order may be more restrictive than the individual dividend restrictions if dividends are paid from both Utilities because the PUCN dividend restriction of either our actual cash requirement for debt service or $70 million, whichever is less, may be less than the aggregate amount of the Utilities’ individual dividend restrictions. In 2004, we received approximately $45 million in dividends from the Utilities to meet our debt service obligations. As of May 31, 2005, we received approximately $25.3 million in dividends from the Utilities.
     If NPC and/or SPPC do not receive favorable rulings in the deferred energy applications that they file with the PUCN and they are unable to recover their deferred purchased power and fuel costs, we will experience an adverse impact on cash flow and earnings. Any significant disallowance of deferred energy charges in the future could materially adversely affect our cash flow, financial condition and liquidity.
          The rates that NPC and SPPC charge their customers and certain aspects of their operations are subject to the regulation of the PUCN, which significantly influences their operating environment and affects their ability to recover costs from their customers. Under Nevada law, purchased power and fuel costs in excess of those included in base rates are deferred as an asset on their balance sheets and are not shown as an expense until recovered from their retail customers. NPC and SPPC are required to file deferred energy applications with the PUCN at least once every twelve months so that the PUCN may verify the prudence of the energy costs and allow them to clear their deferred energy accounts. Nevada law also requires the PUCN to act on these cases within a specified time period. Any of these costs determined by the PUCN to have been imprudently incurred cannot be recovered from the Utilities’ customers. Past disallowances in NPC’s and SPPC’s deferred energy cases have been significant.

          Material disallowances of deferred energy costs or inadequate base rates would have a significant adverse effect on NPC’s and SPPC’s financial condition and future results of operations, could cause additional downgrades of our, NPC’s and SPPC’s securities by the rating agencies and would make it more difficult to finance operations and buy fuel and purchased power from third parties.
     If NPC and/or SPPC do not receive favorable rulings in their future general rate cases, it will have a significant adverse effect on our financial condition, cash flows and future results of operations.
          The Utilities’ revenues and earnings are subject to changes in regulatory proceedings known as general rate cases which the Utilities file with the PUCN approximately every two years. In the Utilities’ general rate cases, the PUCN establishes, among other things, their return on common equity, overall rate of return, depreciation rates and their cost of capital.
          NPC filed a general rate case on October 1, 2003 requesting a revenue increase of $133 million annually for investments in infrastructure, a return on equity (“ROE”) of 12.4% and a rate of return (“ROR”) of 10%, recovery of costs related to the merger of NPC and SPR, recovery of costs spent on generation divestiture, and return on cash balances and increased operating costs. On March 26, 2004, the PUCN issued an order allowing $48 million of the $133 million rate increase requested and granting NPC an ROE of 10.25% and an overall ROR of 9.03%.
          SPPC filed a general rate case on December 1, 2003, requesting an increase in its general rates charged to all classes of electric customers, which were designed to produce an increase in annual electric revenues of approximately $87 million. SPPC’s application sought an ROE for SPPC’s total electric operations of 12.4% and an overall ROR of 10.03%. On May 27, 2004, the PUCN issued its decision on SPPC’s general rate case, approving a stipulation agreement between SPPC, the Staff of the PUCN and other interveners which allows SPPC to recover $40 million of the $87 million annual rate increase requested and granting SPPC an ROE of 10.25% and an overall ROR of 9.26%. Additionally, the PUCN issued a decision on the costs associated with the development and construction of SPPC’s Piñon Pine generating facility which was not included in the stipulation agreement. Of the $96 million requested, the PUCN decision allows SPPC to recover approximately $48 million of costs related to the Piñon Pine facility. SPPC is allowed to recover $37 million with a carrying charge over 25 years and $11 million without a carrying charge over 10 years.
          We cannot predict what the PUCN will direct in their orders on NPC’s and SPPC’s future general rate cases. Inadequate base rates would have a significant adverse effect on NPC’s and SPPC’s financial condition and future results of operations and could cause additional downgrades of their securities by the rating agencies and make it significantly more difficult to finance operations and to buy fuel and purchased power from third parties.
     We and the Utilities have substantial indebtedness that we and they may be required to refinance. The failure to refinance indebtedness would have an adverse effect on us.
          We and the Utilities have indebtedness that must be paid, purchased, remarketed or refinanced. If the Utilities do not have sufficient funds from operations and we do not have sufficient funds from dividends to repay this indebtedness at maturity, we will have to refinance the indebtedness through additional financings in private or public offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on the refinanced debt, the increase in interest expense associated with the refinancing could adversely affect our cash flow, and, consequently, the cash available for payments on our indebtedness, including payments in respect of the senior notes. If the Utilities are unable to refinance or extend outstanding borrowings on commercially reasonable terms, or at all, they may have to:

•	reduce or delay capital expenditures planned for replacements, improvements and expansions; and/or

•	dispose of assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from their operating activities.

          We cannot assure you that the Utilities could effect or implement any of these alternatives on satisfactory terms, if at all. If we or the Utilities are unable to refinance indebtedness as it matures, our cash flow, financial conditions and liquidating could be materially adversely affected.
     NPC and SPPC’s ability to access the capital markets is dependent on their ability to obtain regulatory approval to do so.
          NPC and SPPC must obtain regulatory approval in Nevada in order to borrow money or to issue securities and will therefore be dependent on the PUCN to issue favorable orders in a timely manner to permit them to finance their operations, construction and acquisition costs and to purchase power and fuel necessary to serve their customers. We cannot assure you that the PUCN will issue such orders or that such orders will be issued on a timely basis.
     Past regulatory decisions significantly adversely affected our liquidity. Further downgrades of our credit ratings could limit our access to the capital markets and make it difficult for the Utilities to obtain power necessary for their operations.
          On March 29, 2002, the PUCN issued a decision in NPC’s deferred energy rate case disallowing $434 million of its request to recover deferred purchased power and fuel costs through rate increases to its customers. Following this decision by the PUCN, each of Standard & Poor’s Rating Services (“S&P”) and Moody’s Investor Service, Inc. (“Moody’s”) lowered our unsecured debt ratings to below investment grade. Currently, S&P and Moody’s have our credit ratings on “negative” and “stable” outlook respectively. Any future downgrades will further increase our cost of capital and limit our access to the capital markets.
          Historically, NPC and SPPC have purchased a significant portion of the power that they sell to their customers from power suppliers. If their credit ratings are downgraded, they may experience difficulty entering into new power supply contracts, and to the extent that they must rely on the spot market, they may experience difficulty obtaining such power from suppliers in the spot market in light of their financial condition. In addition, if the Utilities experience unexpected failures or outages in their generation facilities, they may need to purchase a greater portion of the power they provide to their customers. If they do not have sufficient funds or access to liquidity to obtain their power requirements, particularly for NPC at the onset of the summer months, and are unable to obtain power through other means, their business, operations and financial condition will be materially adversely affected.
     NPC and SPPC may not be able to mitigate fuel and wholesale electricity pricing risks which could result in unanticipated liabilities or increased volatility in our earnings.
          NPC’s and SPPC’s business and operations are subject to changes in purchased power prices and fuel costs that may cause increases in the amounts they must pay for power supplies on the wholesale market and the cost of producing power in their generation plants. As evidenced by the western utility crisis that began in 2000, prices for electricity, fuel and natural gas may fluctuate substantially over relatively short periods of time and expose NPC and SPPC to significant commodity price risks.
          Among the factors that could affect market prices for electricity and fuel are:

•	prevailing market prices for coal, oil, natural gas and other fuels used in generation plants, including associated transportation costs, and supplies of such commodities;

•	changes in the regulatory framework for the commodities markets that they rely on for purchased power and fuel;

•	liquidity in the general wholesale electricity market;

•	the actions of external parties, such as the FERC or independent system operators, that may impose price limitations and other mechanisms to address some of the volatility in the western energy markets;

•	weather conditions impacting demand for electricity or availability of hydroelectric power or fuel supplies;

•	union and labor relations;

•	natural disasters, wars, embargoes and other catastrophic events; and

•	changes in federal and state energy and environmental laws and regulations.
          As a part of the Utilities’ risk management strategy, they focus on executing contracts for power deliveries to the Utilities’ physical points of delivery to mitigate the commodity-related risks listed above. To the extent that open positions exist, fluctuating commodity prices could have a material adverse effect on their cash flows and their ability to operate and, consequently, on our financial condition.
     The Utilities are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.
          The Utilities are subject to extensive federal, state and local statutes, rules and regulations relating to environmental protection. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals. We cannot predict the outcome or effect of any action or litigation that may arise from applicable environmental regulations.
          In addition, either of the Utilities may be required to be a responsible party for environmental clean up at sites identified by environmental agencies or regulatory bodies. We cannot predict with certainty the amount or timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Environmental regulations may also require us to install pollution control equipment at, or perform environmental remediation on, our facilities.
          Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, could have a material adverse effect on our financial condition and results of operations particularly if those costs are not fully recoverable from our customers.
          Furthermore, we may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities the cost of installing the necessary equipment may cause us to shut down those generation units.
     Our operating results will likely fluctuate on a seasonal and quarterly basis.
          Electric power generation is generally a seasonal business. In many parts of the country, including our service areas, demand for power peaks during the hot summer months, with market prices also peaking at that time. As a result, our operating results in the future will likely fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions in our service areas are milder. Unusually mild weather in the future could diminish our results of operations and harm our financial condition.
     War and the threat of terrorism may harm our future growth and operating results.
          The growth of our business depends in part on continued customer growth and tourism demand in the Las Vegas portion of our service area. Changes in consumer preferences or discretionary consumer spending in the Las Vegas portion of our service area could harm our business. The terrorist attacks of

September 11, 2001 had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Although activity levels in the Las Vegas area have recovered significantly since then, we cannot predict the extent to which future terrorist and war activities in the United States and elsewhere may affect us, directly or indirectly. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm the businesses in and the continued growth of the Las Vegas portion of our service area, which could harm our business and results of operations. In addition, instability in the financial markets as a result of war, may affect our ability to raise capital.
          A continued military presence in Iraq or any other military strikes may affect our operations in unpredictable ways, such as increased security measures and disruptions of fuel supplies and markets, particularly oil. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our business in unpredictable ways, including disruptions of fuel supplies and markets, and the possibility that our infrastructure facilities (which includes our pipelines, production facilities, and transmission and distribution facilities) could be direct targets or indirect casualties of an act of terror. War and the possibility of a prolonged military presence may have an adverse effect on the economy in general.
Risks Relating to the Senior Notes
     The trading market for the senior notes is subject to uncertainties and may be illiquid.
          It is impossible to predict how the senior notes, after remarketing, will trade in the secondary market or whether the market for the senior notes will be liquid or illiquid. There currently is no secondary market for the senior notes to be sold in this remarketing, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their senior notes in that market at attractive prices or at all or whether any such market, if it develops, will continue. We have applied to list the senior notes on the NYSE under the trading symbol “SRP12,” subject to meeting all other listing requirements of the NYSE. If we are unable to list the senior notes on the NYSE, we will not apply to list the senior notes on any other exchange. Even if the senior notes are listed on the NYSE, there is no guarantee that a trading market will develop for the senior notes.
     The senior notes will be effectively subordinated to the liabilities of our subsidiaries; and we may issue a significant amount of additional indebtedness.
          Because we are a holding company, the senior notes will be effectively subordinated to the existing and future liabilities of our subsidiaries. We conduct substantially all of our operations through our subsidiaries, thus our ability to meet our obligations under the senior notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and the preferred stockholders of our subsidiaries. As of March 31, 2005, our subsidiaries had approximately $3.3 billion of debt outstanding and our subsidiary SPPC had approximately $50 million stated value of preferred stock outstanding. Although the indenture under which the senior notes were issued does not restrict the amount of indebtedness that we and our subsidiaries may issue, the terms of the senior notes after remarketing and our 8 5/8% Senior Notes due 2014 restrict us, along with NPC and SPPC, to issuing no more than approximately $550 million of additional indebtedness in the aggregate based on our March 31, 2005 financial statements, assuming an interest rate of 8 5/8%, unless the indebtedness being issued is specifically permitted under the terms of the senior notes and our 8 5/8% Senior Notes due 2014. In addition, NPC and SPPC are subject to restrictions under the terms of their various financing agreements on their ability to issue additional indebtedness. Currently our intention is to issue additional indebtedness, through public or private offerings, to improve our debt maturity profile and to retire existing indebtedness of the Utilities.

     We will treat the senior notes as contingent payment debt instruments and you will be required to accrue original issue discount.
          We will treat the senior notes as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments. Assuming that you report your income in a manner consistent with our discussion in the section of this prospectus supplement entitled “Material United States Federal Income Tax Consequences” and the Internal Revenue Service agrees with that reporting, the amount of income that you will recognize for United States federal income tax purposes in respect of the senior notes generally should approximate the economic accrual of income on the senior notes to you and the amount of income you would have recognized on an accrual basis for United States federal income tax purposes if the senior notes were not subject to the contingent payment debt regulations. However, the proper application of the contingent payment debt regulations to the senior notes following the remarketing is subject to significant uncertainty in a number of respects, and no assurance can be given that the Internal Revenue Service will not successfully assert a different treatment of the senior notes that could materially and adversely affect the amount, timing and character of income, gain or loss with respect to an investment in the senior notes.
     We may not have sufficient funds to repurchase the senior notes if we experience a change in control.
          We are required, under the terms of the senior notes, to offer to purchase all of the outstanding senior notes if we experience a change of control. Similar requirements exist in outstanding indebtedness of the Utilities. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding or to purchase the senior notes, or any other securities that we would be required to offer to purchase. We expect that we would require additional financing from third parties to fund any such purchases but we cannot assure you that we would be able to obtain such financing. Our failure to repay holders tendering senior notes upon a change of control would result in an event of default under the senior notes. See “Description of Other Indebtedness” and “Description of Senior Notes — Repurchase at the Option of Holders — Change of Control.”

USE OF PROCEEDS
          We are remarketing $99,142,000 aggregate principal amount of senior notes to investors on behalf of holders of our Corporate PIES. We will not receive any cash proceeds from the remarketing of the senior notes.
          The proceeds of the remarketing of the senior notes that are associated with our Corporate PIES will be used as follows:

•	$101,185,764 of the proceeds (which is equal to the treasury portfolio purchase price described under “Remarketing”) will be used to purchase Treasury securities (as described under “Remarketing”) that will be sufficient to provide for the aggregate remaining amount of interest payments to the holders of the Corporate PIES due through and including November 15, 2005 and to pay the purchase price for the common stock on the purchase contract settlement date. Such Treasury securities will be pledged to us, on behalf of holders of Corporate PIES, as security against the purchase contract obligations of such holders under the Corporate PIES; and

•	$246,416 of the proceeds, which is approximately 0.25% of the principal amount of senior notes that were remarketed, will be deducted and retained by the remarketing agents as a remarketing fee.

CAPITALIZATION
          The following table sets forth our capitalization and the Utilities’ capitalization (including short-term debt and current maturities) as of March 31, 2005 on an actual basis and as adjusted to give effect to the remarketing. You should read this table in conjunction with “Management’s Discussion of Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference herein from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

	March 31, 2005

	Actual	As Adjusted(1)

	(Dollars in thousands)
Sierra Pacific Resources Common Shareholders’ Equity:(1)
Common stock, $1.00 par value, authorized 250 million; issued and outstanding: 117,569,828 shares	$117,570	$117,570
Other paid-in capital	1,819,523	1,819,523
Retained earnings deficit	(447,598)	(447,598)
Accumulated other comprehensive income (loss)	(1,337)	(1,337)

Total Common Shareholders’ Equity	1,488,158	1,488,158

Preferred Stock of Subsidiaries:
Not subject to mandatory redemption; 2,000,000 shares outstanding; $25 stated value
SPPC Class A Series 1; $1.95 dividend	50,000	50,000

Long-Term Debt:
Secured Debt
First Mortgage Bonds
8.50% NPC Series Z due 2023	35,000	35,000
Debt Secured by First Mortgage Bonds
Revenue Bonds
Nevada Power Company
6.60% NPC Series 1992B due 2019	39,500	39,500
6.70% NPC Series 1992A due 2022	105,000	105,000
7.20% NPC Series 1992C due 2022	78,000	78,000
Sierra Pacific Power Company
6.35% SPPC Series 1992B due 2012	1,000	1,000
6.55% SPPC Series 1987 due 2013	39,500	39,500
6.30% SPPC Series 1987 due 2014	45,000	45,000
6.65% SPPC Series 1987 due 2017	92,500	92,500
6.55% SPPC Series 1990 due 2020	20,000	20,000
6.30% SPPC Series 1992A due 2022	10,250	10,250
5.90% SPPC Series 1993A due 2023	9,800	9,800
5.90% SPPC Series 1993B due 2023	30,000	30,000
6.70% SPPC Series 1992 due 2032	21,200	21,200
Medium Term Notes
Sierra Pacific Power Company
6.62% to 6.83% SPPC Series C due 2006	50,000	50,000
6.95% to 8.61% SPPC Series A due 2022	110,000	110,000
7.10% to 7.14% SPPC Series B due 2023	58,000	58,000

Subtotal	744,750	744,750

General and Refunding Mortgage Securities
Nevada Power Company(2)
10.88% NPC Series E due 2009	250,000	250,000
8.25% NPC Series A due 2011	350,000	350,000
6.50% NPC Series I due 2012	130,000	130,000
9.00% NPC Series G due 2019	350,000	350,000
5.875% NPC Series L due 2015	250,000	250,000

	March 31, 2005

	Actual	As Adjusted(1)

	(Dollars in thousands)
Sierra Pacific Power Company(3)
8.00% SPPC Series A due 2008	320,000	320,000
6.25% SPPC Series H due 2012	100,000	100,000

Subtotal	1,750,000	1,750,000

Debt Secured by General and Refunding Mortgage Securities
NPC Series K due October 8, 2007 (Union Bank of California, N.A. Credit Agreement); no amounts were outstanding as of March 31, 2005	—	—
SPPC Series L due October 22, 2007 (Union Bank of California, N.A. Credit Agreement); no amounts were outstanding as of March 31, 2005	—	—
5.00% SPPC Series 2001 due 2036	80,000	80,000

Subtotal	80,000	80,000

Unsecured Debt
Revenue Bonds
Nevada Power Company
5.30% NPC Series 1995D due 2011	14,000	14,000
5.35% NPC Series 1995E due 2022	13,000	13,000
5.45% NPC Series 1995D due 2023	6,300	6,300
5.50% NPC Series 1995C due 2030	44,000	44,000
5.60% NPC Series 1995A due 2030	76,750	76,750
5.90% NPC Series 1995B due 2030	85,000	85,000
5.80% NPC Series 1997B due 2032	20,000	20,000
5.90% NPC Series 1997A due 2032	52,285	52,285
6.38% NPC Series 1996 due 2036	20,000	20,000

Subtotal	331,335	331,335

Variable Rate Notes
NPC PCRB Series 2000B due 2009	15,000	15,000
NPC IDRB Series 2000A due 2020	100,000	100,000

Subtotal	115,000	115,000

Other Notes
Sierra Pacific Resources
7.93% Sierra Pacific Senior Notes due 2007 (PIES)	240,218	141,076
7.803% Sierra Pacific Senior Notes due 2012	—	99,142
7.25% Sierra Pacific Convertible Notes due 2010(4)	244,228	244,228
8.625% Sierra Pacific Notes due 2014	335,000	335,000

Subtotal	819,446	819,446

Unamortized bond premium and discount, net	(15,779)	(15,779)

Nevada Power Company
8.2% Junior Subordinated Debentures of NPC, due 2037	122,548	122,548
7.75% Junior Subordinated Debentures of NPC, due 2038	72,165	72,165

Subtotal	194,713	194,713

Obligations under capital leases	59,591	59,591
Other	9,549	9,549

Total Long-Term Debt	4,088,605	4,088,605

TOTAL CAPITALIZATION	$5,626,763	$5,626,763

(1)	Adjusted to reflect the remarketing of the senior notes and does not reflect any expenses associated with the remarketing.

(2)	This figure does not include NPC’s $235,000 General and Refunding Mortgage Bond, Series H, which was issued, and is currently held in escrow, to secure the Enron Judgment discussed in Note 14 of the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004.

(3)	This figure does not include SPPC’s $103,000 General and Refunding Mortgage Bond, Series E, which was issued, and is currently held in escrow, to secure the Enron Judgment discussed in Note 14 of the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004.

(4)	This amount reflects the carrying value of the Convertible Notes due 2010 which differs from the face value (value at maturity) of $300,000.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
          The following table summarizes our selected historical consolidated financial data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Our obligations under the senior notes will not be guaranteed by Nevada Power Company, Sierra Pacific Power Company or any other entity. The selected financial data have been derived from our consolidated financial statements.
Income Statement and Other Financial Data

						Three Months Ended
	Year Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands)
Operating Revenues:
Electric	$2,221,111	$4,426,881	$2,832,285	$2,624,426	$2,666,000	$528,374	$581,144
Gas	100,803	145,652	149,783	161,586	153,752	59,476	67,538
Other	3,152	2,454	2,536	1,531	4,087	267	292

	2,325,066	4,574,987	2,984,604	2,787,543	2,823,839	588,117	648,974
Operating Expenses:
Operation:
Purchased power	1,116,375	4,052,077	1,786,823	1,145,219	1,069,302	193,491	220,152
Fuel for power generation	526,535	728,619	453,436	480,537	459,478	103,157	110,002
Gas purchased for resale	83,199	136,534	91,961	111,675	121,526	47,917	53,480
Deferred energy costs disallowed	—	—	491,081	90,964	1,586	1,586	—
Recovery (Deferral) of energy costs — electric — net	16,719	(1,136,148)	(233,814)	97,893	143,033	47,889	40,116
Recovery (Deferral) of energy costs — gas — net	(16,164)	(23,170)	24,785	16,155	(4,136)	(1,407)	(328)
Impairment of goodwill	—	—	—	—	11,695	11,695	—
Other	249,760	314,996	279,896	324,608	328,685	73,089	87,590
Maintenance	52,477	69,499	64,440	69,636	78,907	24,888	22,946
Depreciation and amortization	157,981	165,614	174,200	191,259	205,647	49,937	52,789
Taxes:
Income tax benefit	(30,704)	(652)	(165,249)	(57,008)	24,443	(22,062)	(7,830)
Other than income	42,214	42,976	44,554	45,141	44,888	11,851	11,109

Total Operating Expenses	2,198,392	4,350,345	3,012,113	2,516,079	2,485,054	542,031	590,026

Operating Income (Loss):	126,674	224,642	(27,509)	271,464	338,785	46,086	58,948

Other Income (Expense):
Allowance for other funds used during instruction	2,813	474	(36)	5,765	5,948	1,373	3,809
Interest accrued on deferred energy	205	55,204	23,058	28,054	25,332	6,549	6,108
Disallowed merger costs	—	—	—	—	(5,890)	(5,890)	—
Disallowed plant costs	—	—	—	—	(47,092)	—	—
Other income	12,680	12,450	10,988	29,948	34,937	8,639	10,139
Other expense	(8,135)	(13,633)	(18,365)	(14,243)	(13,770)	(3,125)	(4,266)
Income taxes	(511)	(14,870)	(4,058)	(12,801)	3,812	(1,558)	(3,264)
Unrealized loss on derivative instrument	—	—	—	(46,065)	—

	7,052	39,625	11,587	(9,342)	3,277	5,988	12,526

Total Income (Loss) Before Interest Charges	133,726	264,267	(15,922)	262,122	342,062	52,074	71,474

						Three Months Ended
	Year Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands)
Interest Charges:
Long-term debt	154,048	207,358	248,852	293,482	312,399	75,460	78,427
Interest on terminated contracts	—	—	5,564	48,332	(35,170)	—	—
Other	35,576	23,892	29,911	30,444	37,785	21,587	6,166
Allowance for borrowed funds used during construction	(10,634)	(2,801)	(5,270)	(5,976)	(8,587)	(2,173)	(4,603)

	178,990	228,449	279,057	366,282	306,427	94,874	79,990

Income (Loss) From Continuing Operations:	$(45,264)	35,818	$(294,979)	$(104,160)	$35,635	(42,800)	(8,516)

Ratio of Earnings to Fixed Charges(1)(2)	—	1.17x	—	—	1.12x	—	—
Balance Sheet Data

	As of December 31,					As of March 31,

	2000	2001	2002	2003	2004	2005

	(Dollars in thousands)
Cash and Cash Equivalents	$51,503	$98,539	$192,170	$181,757	$266,328	$282,739
Utility Plant(3)	4,099,367	4,298,332	4,460,347	4,642,650	4,926,926	5,042,926
Short-Term Borrowings	213,074	177,000	—	25,000	—	—
Long-Term Obligations (including Current Maturities)	2,850,839	3,692,760	3,899,176	3,798,644	4,089,772	4,088,605
Total Debt	3,063,913	3,869,760	3,899,176	3,823,644	4,089,772	4,088,605
Preferred Stock	50,000	50,000	50,000	50,000	50,000	50,000
Common Shareholders’ Equity	1,359,712	1,695,336	1,327,166	1,435,394	1,498,616	1,488,158
Total Capitalization(4)	4,473,625	5,615,096	5,276,342	5,309,038	5,638,388	5,626,763

(Dollars in thousands)

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for funds use during construction, capitalized interests and the portion of interest expense deemed attributable to interest. “Earnings” represent the income (or loss) from continuing operations before income taxes, plus fixed charges.

(2)	For the years ended December 31, 2000, 2002 and 2003 and the three months ended March 31, 2004 and 2005, earnings were insufficient to cover fixed charges by $91,474, $467,440, $160,343, $67,652 and $19,180, respectively.

(3)	Amounts include plant in service and construction work in progress, less accumulated provision for depreciation.

(4)	Amounts include total debt, preferred stock, accumulated other comprehensive income and common shareholders’ equity.

AFFILIATE TRANSACTIONS AND RELATIONSHIPS
          Employees of Sierra Pacific provide certain accounting, treasury, information technology and administrative services to NPC and SPPC. The costs of those services are allocated among Sierra Pacific, NPC and SPPC according to each company’s usage. Additionally, many of SPR’s officers are also officers of NPC and SPPC. Furthermore, Sierra Pacific, NPC and SPPC have the same members on their respective boards of directors.
          SPR files a consolidated federal income tax return for itself NPC, SPPC and its other subsidiaries. Current income taxes are allocated based on each company’s respective taxable income or loss. Investment tax credits are allocated between Sierra Pacific and its subsidiaries as if each company filed a separate return. Sierra Pacific does not believe that as a result of the joint filing any significant additional tax liability would be incurred by any of its subsidiaries on behalf of any other subsidiary. However, it is possible that Sierra Pacific and its subsidiaries could incur certain tax liabilities as a result of the joint tax filing in the event of a change in applicable law or as a result of an audit.
          As part of their on-going cash management practices and operations, Sierra Pacific, NPC and SPPC may make intercompany loans to each other, subject to any applicable regulatory restrictions and restrictions under each company’s financing agreements.

SIERRA PACIFIC RESOURCES
          We engage primarily in the power and energy businesses through several regulated subsidiaries. We completed a merger with NPC in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. Today, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.0 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. In addition to NPC and SPPC, we also operate several non-regulated businesses.
Our Subsidiaries
          Nevada Power Company, our wholly owned subsidiary, is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 738,000 customers in southern Nevada. NPC has a total generating capacity of 1,740 MW of coal and natural gas/oil fired generating plants and serves customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base. Service is also provided to the Department of Energy’s Nevada Test Site in Nye County.
          Sierra Pacific Power Company, our wholly owned subsidiary is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 342,600 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 134,800 customers in the cities of Reno and Sparks and the surrounding areas.
          Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile natural gas pipeline regulated by the FERC that serves Reno, northern Nevada and northeastern California.
          We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.
New Generation Capacity
          In October 2004, NPC purchased the Chuck Lenzie Generating Station from Duke Energy. The Chuck Lenzie Generating Station is a nominally rated 1200 megawatt natural gas-fired combined-cycle power plant located in the Moapa Valley, 20 miles northeast of Las Vegas. When purchased, the plant was 56% complete and construction resumed immediately. NPC is projecting half of the capacity to be in service by December 2005, and the remaining half to be in service by March 2006. The Utilities continue to review and evaluate their options with respect to building and/or purchasing new generating facilities.
Dividends from Subsidiaries
          Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory limitations on dividends, are summarized below.

     Dividend Restrictions Applicable to Nevada Power Company

•	NPC’s Indenture of Mortgage, dated as of October 1, 1953, between NPC and Deutsche Bank Trust Company Americas, as trustee (the “First Mortgage Indenture”), limits the cumulative amount of dividends and other distributions that NPC may pay on its capital stock. In February 2004, NPC amended this restriction in its First Mortgage Indenture to:

•	change the starting point for the measurement of cumulative net earnings available for the payment of dividends on NPC’s capital stock from March 31, 1953 to July 28, 1999 (the date of NPC’s merger with us), and

•	permit NPC to include in its calculation of proceeds available for dividends and other distributions the capital contributions made to NPC by us.

As amended, NPC’s First Mortgage Indenture dividend restriction is not expected to materially limit the amount of dividends that NPC may pay to us in the foreseeable future.

•	NPC’s 10 7/8% General and Refunding Mortgage Notes, Series E, due 2009, which were issued on October 29, 2002, NPC’s 9% General and Refunding Mortgage Notes, Series G, due 2013, which were issued on August 18, 2003, NPC’s General and Refunding Mortgage Bond, Series H, which was issued on December 4, 2003, NPC’s 6.5% General and Refunding Mortgage Notes, Series I, which were issued on April 7, 2004, NPC’s 5 7/8% General and Refunding Mortgage Notes, Series L, which were issued on November 16, 2004 and NPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that NPC may make to us. However, that limitation does not apply to payments by NPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of Old PIES and the New PIES) provided that:

•	those payments do not exceed $60 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to NPC, and

•	the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters preceding the date of payment is at least 1.75 to 1.

The terms of the various series of Notes, the Bond and the Revolving Credit Agreement also permit NPC to make payments to us in excess of the amounts payable discussed above, in an aggregate amount not to exceed:

•	under the Series E Notes, $15 million from the date of the issuance of the Series E Notes, and

•	under the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes and the Revolving Credit Agreement, $25 million from the date of the issuance of the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes, and the establishment of the Revolving Credit Agreement, respectively.

In addition, NPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E, G, I and L Notes, the Series H Bond or the Revolving Credit Agreement, respectively,

•	NPC has a ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

•	the sum of 50% of NPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from date of issuance of the applicable Series of Notes, the Bond or the establishment of the Revolving Credit Agreement,

•	100% of NPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of NPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of NPC’s investment in certain subsidiaries.

If NPC’s Series E Notes, Series G Notes, Series I Notes, Series L Notes or Series H Bond are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or the Bond remains investment grade.

•	The terms of NPC’s preferred trust securities provide that no dividends may be paid on NPC’s common stock if NPC has elected to defer payments on the junior subordinated debentures issued in conjunction with the preferred trust securities. At this time, NPC has not elected to defer payments on the junior subordinated debentures.

Dividend Restrictions Applicable to Sierra Pacific Power Company

•	SPPC’s General and Refunding Mortgage Bond, Series E, which was issued on December 4, 2003, SPPC’s 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012, which were issued on April 16, 2004 and SPPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that SPPC may pay to us. However, that limitation does not apply to payments by SPPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our PIES) provided that:

•	those payments do not exceed $50 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to SPPC, and

•	the ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

The terms of the Series E Bond, the Series H Notes and the Revolving Credit Agreement also permit SPPC to make payments to us in excess of the amounts payable discussed above in an aggregate amount not to exceed $25 million from the date of the issuance of the Series E Bond, the Series H Notes and the establishment of the Revolving Credit Agreement, respectively.

In addition, SPPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E Bond, the Series H Notes or the Revolving Credit Agreement,

•	SPPC has a ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

•	the sum of 50% of SPPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the Series E Bond, the Series H Notes or the establishment of the Revolving Credit Agreement, respectively, plus

•	100% of SPPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of SPPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of SPPC’s investment in certain subsidiaries.

If SPPC’s Series E Bond Notes or the Series H Notes are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or Bond remains investment grade.

•	SPPC’s Articles of Incorporation contain restrictions on the payment of dividends on SPPC’s common stock in the event of a default in the payment of dividends on SPPC’s preferred stock. SPPC’s Articles also prohibit SPPC from declaring or paying any dividends on any shares of common stock (other than dividends payable in shares of common stock), or making any other distribution on any shares of common stock or any expenditures for the purchase, redemption or other retirement for a consideration of shares of common stock (other than in exchange for or from the proceeds of the sale of common stock) except from the net income of SPPC, and its predecessor, available for dividends on common stock accumulated subsequent to December 31, 1955, less preferred stock dividends, plus the sum of $500,000. At the present time, SPPC believes that these restrictions do not materially limit its ability to pay dividends and/or to purchase or redeem shares of its common stock.

Dividend Restrictions Applicable to Both Utilities

•	On March 31, 2004, the PUCN issued an order in connection with its authorization of the issuance of long-term debt securities by NPC. On April 8, 2004, the PUCN issued an order in connection with its authorization of the issuance of long-term debt securities by SPPC. These PUCN orders, for NPC Docket 04-1014 and for SPPC Docket 03-12030, permit NPC and SPPC to annually dividend an aggregate of either our actual cash requirements for debt service, or $70 million, whichever is less. These orders, in conjunction with earlier PUCN orders on this issue, also provide that the dividend limitation may be reviewed in a subsequent application to grant short-term debt authority and that, in the event that circumstances change in the interim, either NPC or SPPC may petition the PUCN to review the dollar limitation.

•	The Utilities are subject to the provision of the Federal Power Act, as applied to their particular circumstances, that states that dividends cannot be paid out of funds that are properly included in their capital account. Although the meaning of this provision is unclear, the Utilities believe that the Federal Power Act restriction, as applied to their particular circumstances, would not be construed or applied by the FERC to prohibit the payment of dividends for lawful and legitimate business purposes from current year earnings, or in the absence of current year earnings, from other/additional paid-in capital accounts. If, however, the FERC were to interpret this provision differently, the ability of the Utilities to pay dividends to us could be jeopardized.

•	On November 6, 2003, the Bankruptcy Court (for the Southern District of New York) issued an order staying execution pending appeal of the September 26, 2003 judgment entered in favor of Enron against the Utilities. One of the conditions of the stay order is that the Utilities cannot pay dividends to us other than for our current operating expenses and debt payment obligations. Although the judgment has been reversed by the U.S. District Court of the Southern District of New York, this limitation will remain in place pursuant to the terms of a stipulation agreement among the Utilities and Enron.

          Assuming that NPC and SPPC meet the requirements to pay dividends under the Federal Power Act and that any dividends paid to us are for our debt service obligations and current operating expenses, the most restrictive of the dividend restrictions applicable to the Utilities individually can be found for NPC, in NPC’s Series E Notes and, for SPPC, in SPPC’s Series H Notes, Series E Bond and its Revolving Credit Agreement. Under these restrictions, NPC or SPPC, as the case may be, must meet a coverage ratio of at least 1.75:1 over the prior four fiscal quarters as a condition to their payment of dividends. Although each Utility currently meets these tests, a significant loss by either Utility could cause that Utility to be precluded from paying dividends to us until such time as that Utility again meets the coverage test. The dividend restriction in the PUCN order may be more restrictive than the individual dividend restrictions if dividends are paid from both Utilities because the PUCN dividend restriction of either our actual cash requirement for debt service or $70 million, whichever is less, may be less than the aggregate amount of the Utilities’ individual dividend restrictions. In 2004, we received approximately $45 million in dividends from the Utilities to meet our debt service obligations. As of May 31, 2005, we received approximately $25.3 million in dividends from the Utilities.

          We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is (775) 834-4011.

DESCRIPTION OF SENIOR NOTES
          The following description of the terms of the senior note supplements the description of the general terms and provisions of debt securities contained in the accompanying prospectus. To the extent the following description is inconsistent with any part of the description of debt securities contained in the prospectus, then the following description replaces the description in the prospectus.
          You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Sierra Pacific Resources and not to any of its subsidiaries, the word “NPC” refers only to Nevada Power Company and the word “SPPC” refers only to Sierra Pacific Power Company.
General
          The senior notes were issued under an indenture between the Company and The Bank of New York, as trustee. The terms of the senior notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
          The following description is a summary of the material terms of the senior notes as set forth in the indenture. The summary does not restate the indenture in its entirety. Copies of the indenture are available to prospective purchasers of the senior notes upon request. We urge you to read the indenture because it, and not this description, defines your rights as holders of the senior notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.
          The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Senior Notes
          The senior notes are:

•	general unsecured, senior obligations of the Company;

•	senior in right of payment to all existing and any future subordinated Indebtedness of the Company;

•	pari passu in right of payment with all existing and any future senior Indebtedness of the Company;

•	effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the collateral securing that Indebtedness; and

•	effectively subordinated in right of payment to all Indebtedness and other liabilities, including trade payables, of the Company’s subsidiaries.
          The senior notes are not guaranteed by any of the Company’s subsidiaries. The senior notes are effectively subordinated to all Indebtedness and other obligations (including trade payables) of the Company’s subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s subsidiaries, such subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Company.
          As of March 31, 2005, the Company had approximately $875 million of senior Indebtedness. As of March 31, 2005, the senior notes were effectively subordinated in right of payment to approximately $3.3 billion of indebtedness of our subsidiaries.
          As of the Remarketing Settlement Date, all subsidiaries of the Company will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants set forth in the indenture.

Stated Maturity and Interest
          The senior notes will mature on the date set forth on the cover of this prospectus supplement. The senior notes are in denominations of $1,000 and integral multiples of $1,000.
          Interest on the senior notes will accrue at the rate per annum set forth on the cover of this prospectus supplement and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2005. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.
          Interest on the senior notes will accrue at such rate from the date of settlement of the remarketing made by this prospectus supplement or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
          The senior notes were established as a series and issued on May 24, 2005 in the initial aggregate principal amount of $99,142,000.
Methods of Receiving Payments on the Senior Notes
          If a holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder’s senior notes in accordance with those instructions. All other payments on senior notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Senior Notes
          The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
          A holder may transfer or exchange senior notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of senior notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any senior note selected for redemption. Also, the Company is not required to transfer or exchange any senior note for a period of 15 days before the selection of notes to be redeemed.
Optional Redemption
          At any time prior to June 15, 2008, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the senior notes at a redemption price of 107.803% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of any public or private offering of its Equity Interests (other than Disqualified Stock), provided that:
          (1) at least 65% of the aggregate principal amount of the senior notes remains outstanding immediately after the occurrence of such redemption (excluding senior notes held by the Company and its Subsidiaries); and
          (2) any such redemption occurs within 120 days of the date of the closing of such offering.
          Except pursuant to the preceding paragraph, the senior notes will not be redeemable at the Company’s option prior to June 15, 2009.
          On and after June 15, 2009, the Company may redeem all or a part of the senior notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the senior notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage

2009	103.902%
2010	101.951%
2011	100%
Redemption at the Option of Holders
          Upon the occurrence of any of the following events (the “Triggering Events”):

•	failure for 30 days to pay when due interest on the senior notes;

•	failure to pay when due the principal of, or premium, if any, on the senior notes;

•	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

•	failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control”;

•	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture or the notes;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or, for so long as any of the Company’s 7.25% Convertible Senior Notes due 2010 are outstanding, any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or, for so long as any of the Company’s 7.25% Convertible Senior Notes due 2010 are outstanding, any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Remarketing Settlement Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

•	failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

•	certain events of bankruptcy or insolvency, with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a group, would constitute a Significant Subsidiary, the holders of at least 25% in principal amount of the then outstanding senior notes may deliver a notice to the Company requiring the Company to redeem the senior notes immediately, at a redemption price equal to 100% of the aggregate principal amount of the senior notes plus accrued and unpaid interest, if any, on the senior notes to the date of redemption.

          The holders of a majority in aggregate principal amount of the senior notes then outstanding by notice to the Company and the trustee may on behalf of the holders of all of the senior notes waive any existing Triggering Event and its consequences except a continuing Triggering Event related to the payment of interest on, or the principal of, the senior notes.
          In the case of any Triggering Event occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the senior notes pursuant to the provisions of the indenture relating to redemption at the option of the Company, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the redemption of the senior notes at the option of the holders.
          The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Triggering Event, the Company is required to deliver to the trustee a statement specifying such Triggering Event.
Selection and Notice
          If less than all of the senior notes are to be redeemed at any time, the trustee will select senior notes for redemption as follows:

(1) if the senior notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the senior notes are listed; or

(2) if the senior notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
          No senior notes of $1,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior notes or a satisfaction and discharge of the senior notes under the indenture. Notices of redemption may not be conditional.
          If any senior note is to be redeemed in part only, the notice of redemption that relates to that senior note will state the portion of the principal amount of that senior note that is to be redeemed. A new senior note in principal amount equal to the unredeemed portion of the original senior note will be issued in the name of the holder of senior notes upon cancellation of the original senior note. Senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior notes or portions of them called for redemption.
Mandatory Redemption
          Except as described under “Redemption at the Option of Holders” above and “Repurchase at the Option of Holders” below the Company is not required to make mandatory redemption, purchase or sinking fund payments with respect to the senior notes.
Suspended Covenants
          During any period of time that the notes have an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing under the indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the indenture described below under the following captions:

•	“— Repurchase at the Option of Holders — Asset Sales,”

•	“— Certain Covenants — Restricted Payments,”

•	“— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Certain Covenants — Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

•	“— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,”

•	“— Certain Covenants — Transactions with Affiliates” and

•	“— Certain Covenants — Business Activities”
(collectively, the “Suspended Covenants”); provided, however, that the provisions of the indenture described below under the following captions will not be so suspended:

•	“— Repurchase at the Option of Holders — Change of Control,”

•	“— Certain Covenants — Sale and Leaseback Transactions” (except as set forth in that covenant),

•	“— Certain Covenants — Merger, Consolidation or Sale of Assets” (except as set forth in that covenant),

•	“— Certain Covenants — Future Subsidiary Guarantees” (except as set forth in that covenant),

•	“— Certain Covenants — Liens,”

•	“— Certain Covenants — Payments for Consent” and

•	“— Certain Covenants — Reports.”
          As a result, during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the senior notes will be entitled to substantially reduced covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and, subsequently, either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the senior notes below the Investment Grade Ratings so that the senior notes do not have an Investment Grade Rating from both Rating Agencies, or a Default or Event of Default (other than with respect to the Suspended Covenants) occurs and is continuing, the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the indenture (each such date of reinstatement being the “Reinstatement Date”), including the preceding sentence. Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Certain Covenants — Restricted Payments” as though such covenant had been in effect during the entire period of time from which the senior notes are issued, provided, however, that no immediate Default or Event of Default shall occur as a result of such reinstatement of the Suspended Covenants.
Repurchase at the Option Of Holders

Change of Control
          If a Change of Control occurs, each holder of senior notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s senior notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of senior notes repurchased plus accrued and unpaid interest on the senior notes repurchased, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each holder of senior notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.
          On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all senior notes or portions of senior notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior notes or portions of senior notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the senior notes properly accepted together with an officer’s certificate stating the aggregate principal amount of senior notes or portions of senior notes being purchased by the Company.
          The paying agent will promptly mail to each holder of senior notes properly tendered the Change of Control Payment for such senior notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new senior note equal in principal amount to any unpurchased portion of the senior notes surrendered, if any; provided that each new senior note will be in a principal amount of $1,000 or an integral multiple of $1,000.
          The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
          The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
          The Company’s future agreements governing its Indebtedness, including one or more Credit Facilities, may prohibit the Company from purchasing any senior notes in the event of a Change of Control, and may also provide that a Change of Control would constitute a default or require repayment of the Indebtedness under these agreements. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing senior notes, the Company could seek the consent of its lenders to the purchase of senior notes or could attempt to refinance the borrowings that contain the prohibition. If the Company does not obtain such a consent or repay those borrowings, the Company will remain prohibited from purchasing senior notes. In such case, the Company’s failure to comply with the foregoing provisions would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Credit Facility or other agreements governing its Indebtedness.
          The G&R Indentures also require NPC and SPPC, as applicable, to offer to repurchase the indebtedness evidenced by the G&R Indentures upon a Change of Control. The Company’s ability to pay cash to the holders of senior notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See “Risk Factors — Risks Relating to the Senior Notes.”
          The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the senior notes to require that the Company repurchase or redeem the senior notes in the event of a takeover, recapitalization or similar transaction.
          The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all senior notes properly tendered and not withdrawn under the Change of Control Offer.
          The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require the Company to repurchase its senior notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
          The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) for any agreement to make an Asset Sale that is entered into after the Remarketing Settlement Date, the fair market value is determined by (a) an executive officer of the Company if the value is more than $5.0 million but less than $25.0 million or (b) the Company’s Board of Directors if the value is $25.0 million or more, as evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to repay senior Indebtedness of the Company or any Indebtedness of its Restricted Subsidiaries;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make or enter into a definitive agreement to make a capital expenditure; or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.
          Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

          Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all holders of senior notes and all holders of other Indebtedness that is pari passu with the senior notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of senior notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount of senior notes plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of senior notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the senior notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
          To the extent that any Asset Sale constitutes the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, such transaction will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and the provisions described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.
          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
          The agreements governing the Company’s other Indebtedness contain restrictions relating to certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the holders of senior notes of their right to require the Company to repurchase the senior notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the holders of senior notes upon a repurchase may be limited by the Company’s then existing financial resources.
Certain Covenants

Restricted Payments
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company) or to the Company or a Restricted Subsidiary of the Company;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the senior notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Remarketing Settlement Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 2004 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of the Company) since the Remarketing Settlement Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and other than sales to a Restricted Subsidiary of the Company) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock or debt securities sold to a Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after the Remarketing Settlement Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Remarketing Settlement Date, the lesser of (i) the fair market value of all Investments of the Company and any Restricted Subsidiary in such Subsidiary as of the date of such redesignation and (ii) the fair market value of the Company’s and any Restricted Subsidiary’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

          The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or other payment or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period;

(6) the payment of any distribution by a Trust Preferred Vehicle to holders of such trust’s preferred beneficial interests, to the extent such distribution does not exceed the amount that is contemporaneously received by such trust as a payment of interest at its Stated Maturity on the subordinated Indebtedness of the Company or any of its Restricted Subsidiaries held by such trust;

(7) payments on stock purchase contracts obligating the holders thereof to purchase common stock of the Company;

(8) the payment of any dividend by SPPC on the SPPC Class A Series I preferred stock outstanding on the Remarketing Settlement Date at a rate not exceeding the dividend rate in effect on the Remarketing Settlement Date; and

(9) other Restricted Payments in an aggregate amount since the Remarketing Settlement Date not to exceed $50.0 million;
provided that, with respect to clauses (2), (3), (5) and (9) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.
          To the extent that the Company or any of its Restricted Subsidiaries is obligated to make payments to holders of any of its debt securities that are convertible into, or exchangeable for, Capital Stock of the Company or any of its Restricted Subsidiaries in respect of any dividend or other payment or distribution on account of such Capital Stock that would have been payable to such holders had they converted or exchanged their debt securities for such Capital Stock, such payments shall be treated as Restricted Payments.
          The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, the Company will deliver to the trustee an officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required under the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
          The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Restricted Subsidiary pursuant to this clause (1) of additional Indebtedness and letters of credit under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder), together with the principal component of amounts outstanding under Qualified Receivables Transactions, not to exceed $500.0 million at any time outstanding;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company of Indebtedness represented by the senior notes offered by this prospectus supplement and the incurrence by any Subsidiary Guarantor of a Subsidiary Guarantee of those senior notes;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $40.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (12) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries (other than a Receivables Entity) of intercompany Indebtedness between or among the Company or any of its Restricted Subsidiaries (other than a Receivables Entity); provided, however, that:

(a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor’s Subsidiary Guarantee;

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(d) any Indebtedness issued by the Company or any of its Restricted Subsidiaries to a Trust Preferred Vehicle shall not be treated as intercompany Indebtedness for purposes of this clause (6) to the extent of the face amount of the beneficial interests of the Trust Preferred Vehicle that are not held by the Company or any of its Restricted Subsidiaries;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that in the event the Indebtedness that is being guaranteed is subordinated in right of payment to the notes, then the Guarantee of that Indebtedness by the Company shall be subordinated in right of payment to the notes;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of such Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of the Company as accrued;

(10) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(11) the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11);

(12) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness consisting of securities issued pursuant to the G&R Indentures in respect of claims relating to the Company’s or any Restricted Subsdiary’s obligations pursuant to agreements with gas, electric power and other energy suppliers that have been terminated as of the Remarketing Settlement Date;

(13) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness consisting of letters of credit for purposes of supporting the Company’s or any Restricted Subsidiary’s obligations now or hereafter owing to gas, electric power or other energy suppliers, not to exceed $40.0 million at any time outstanding;

(14) the issuance by the Company or any Restricted Subsidiary of up to $200.0 million of securities issued to secure Standard Securitization Undertakings entered into by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that the obligation of the Company or such Restricted Subsidiary to make any payment on any such securities shall be:

(a) payable no earlier than such amount is required to be paid in respect of such Standard Securitization Undertakings; and

(b) deemed to have been paid or otherwise satisfied and discharged to the extent that the Company or such Restricted Subsidiary has paid such amount in respect of such Standard Securitization Undertakings;
provided further that any amounts the Company is obligated to pay under such securities will not be included for purposes of determining the aggregate amount outstanding under Credit Facilities that is permitted under clause (1) above.

(15) the issuance by a Receivables Entity of a Purchase Money Note in connection with a Qualified Receivables Transaction;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness to finance capital expenditures incurred pursuant to NPC’s 2003 Resource Plan and SPPC’s 2004 Resource Plan as approved or amended under order by the PUCN or mandated by statute or by one or more federal or state regulatory authorities, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16); and

(17) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $75.0 million at any time outstanding.
          The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the senior notes on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being secured on a junior basis or by virtue of being unsecured.
          For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant:

(1) in the event that an item of proposed Indebtedness, including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify such Indebtedness, in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; and

(2) for the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

Liens
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any of their property or assets, now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
          However, the preceding restrictions applicable to dividends and other payment restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Remarketing Settlement Date and other customary encumbrances and restrictions existing on or after the Remarketing Settlement Date that are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Remarketing Settlement Date; provided that the application of such restrictions or encumbrances to additional Restricted Subsidiaries not subject thereto on the Remarketing Settlement Date shall not be deemed to make such restrictions or encumbrances more restrictive;

(2) the indenture and the notes and other customary encumbrances and restrictions existing in indentures and notes of the Company after the Remarketing Settlement Date that are not more restrictive, in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the indenture and the notes;

(3) applicable law (including without limitation, rules, regulations and agreements with regulatory authorities) or any order issued pursuant to a federal or state statute or any order by or agreement with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company, are necessary to effect such Qualified Receivables Transaction;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions or dispositions of assets by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
          The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or the Fixed Charge Coverage Ratio of the Company or the surviving Person, as applicable, or of the Person to which such sale, assignment, transfer, conveyance or other disposition has been made, would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to the transaction; provided, however, that this clause (4) shall be suspended during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants; and

(5) the Company, or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture entered into in connection therewith complies with all of the terms of this covenant and that all conditions precedent provided for in this covenant relating to such transaction or series of transactions have been complied with.

          In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clauses (4) and (5) under this “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates
          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2) transactions between or among the Company and/or its Restricted Subsidiaries (other than a Receivables Entity);

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(6) Permitted Investments pursuant to the indenture and Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(8) transactions pursuant to any agreement in effect on the date of the indenture as the same may be amended from time to time in any manner not materially less favorable to the holders of the notes;

(9) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business, consistent with past practices of the Company and/or its Restricted Subsidiaries and in compliance with applicable law in aggregate amount not to exceed $2.0 million outstanding at any one time; and

(10) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction.

Designation of Restricted and Unrestricted Subsidiaries
          The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the businesses currently operated by each of NPC and SPPC be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments.” That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
          The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Future Subsidiary Guarantees
          The Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company unless (i) such Restricted Subsidiary simultaneously executes and delivers to the trustee on behalf of the holders of the notes a Subsidiary Guarantee of such Restricted Subsidiary except that with respect to a guarantee of Indebtedness of the Company if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee of the notes; and (iii) such Restricted Subsidiary shall deliver to the trustee an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.
          Notwithstanding the foregoing and the other provisions of the indenture, in the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the applicable provisions of the indenture, including the covenants described above under “— Repurchase at the Option of Holders — Asset Sales”; and

(2) the Subsidiary Guarantor is also released or discharged from its obligations under the guarantee, which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee.

Sale and Leaseback Transactions
          The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officer’s certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;
provided, however, that the foregoing clauses (1) and (3) shall be suspended during any period in which the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants.

Business Activities
          The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent
          The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of senior notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the senior notes unless such consideration is offered to be paid and is paid to all holders of the senior notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
No Personal Liability of Directors, Officers, Employees and Stockholders
          No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the senior notes, the indenture, any Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior notes by accepting a senior note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Concerning the Trustee
          The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may become the owner of senior notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.
          The holders of a majority in principal amount of the then outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case of an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form

General
          Except as set forth below, senior notes will be issued in registered, global form (“Global Notes”) in minimum denominations of $1,000 aggregate principal amount at maturity and integral multiples thereof. The senior notes will be delivered at the settlement of the remarketing made by this prospectus supplement only against payment in immediately available funds.
          The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held by or through Direct Participants or Indirect Participants in DTC (as such terms are defined below).
          Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for senior notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary Procedures
          The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. The Company takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
          DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of its Participants. The Participants include securities brokers and dealers (including the Remarketing Agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
          DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Remarketing Agents with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
          Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.
          The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
          Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.
          Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
          DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.
          Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
          DTC has advised the Company that it will take any action permitted to be taken by a Holder of senior notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the senior notes, DTC reserves the right to exchange the Global Notes for senior notes in certificated form, and to distribute such senior notes to its Participants.
          Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Certain Definitions
          Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
          “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

          “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
          Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(5) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of Qualified Receivables Transaction to or by a Receivables Entity;

(6) sales, transfers or other dispositions of assets, including Capital Stock of Restricted Subsidiaries, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business of the issuer and its Restricted Subsidiaries existing on the date of such sale or other disposition; provided, however, that any cash received by the Company shall be treated as Net Proceeds and applied as set forth in the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;” provided further that the fair market value of the assets sold or disposed of is determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments”; and

(7) transfers of assets by the Company and its Restricted Subsidiaries required under statute or regulation in connection with renewable energy contracts.
          “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
          “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee of such board of directors duly authorized to act for the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
          “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
          “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
          “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
          “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(5) the first day on which the Company ceases to be a Beneficial Owner of a majority of the Voting Stock of either NPC or SPPC;

(6) so long as any of the Company’s 7.25% Convertible Notes due 2010 are outstanding, a Change of Control as defined in the Indenture, dated February 14, 2003, between the Company and The Bank of New York, trustee, governing the 7.25% Convertible Notes due 2010, as amended, modified or supplemented from time to time.
          “Commission” means the Securities and Exchange Commission or any successor agency.
          “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income); plus

(5) all extraordinary, unusual or non-recurring items of loss or expense; minus

(6) all extraordinary, unusual or non-recurring items of gain or revenue; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; provided that non-cash expenses recorded as a result of deferred energy accounting will not be added to Consolidated Net Income.

          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.
          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Remarketing Settlement Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
          “Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, and includes any securities issued pursuant to an indenture in order to secure any amounts outstanding under a Credit Facility from time to time; provided that the obligation of the Company to make any payment on any such securities shall be:

(1) no greater than the amount required to be paid under such Credit Facility that is secured by such payment obligation;

(2) payable no earlier than such amount is required to be paid under such Credit Facility; and

(3) deemed to have been paid or otherwise satisfied and discharged to the extent that the Company has paid such amount under such Credit Facility;
provided further that any amounts the Company is obligated to pay under such securities will not be included for purposes of determining the aggregate amount outstanding under Credit Facilities that is permitted under clause (1) of the second paragraph under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above.
          “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
          “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          “Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under a Credit Facility) in existence on the Remarketing Settlement Date, until such amounts are repaid.
          “First Mortgage Indentures” means the Indenture of Mortgage, dated as of October 1, 1953, between Nevada Power and Deutsche Bank Trust Company Americas, as trustee, as modified, amended or supplemented at any time or from time to time by supplemental indentures and the Indenture of Mortgage, dated as of December 1, 1940, between Sierra Pacific Power Company and Deutsche Bank Trust Company Americas, as trustee, as modified, amended or supplemented at any time or from time to time by supplemental indentures.
          “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

(5) all distributions by a Trust Preferred Vehicle to persons other than the Company or any of its Restricted Subsidiaries of amounts received as interest by such trust on the subordinated Indebtedness of such Person or any of its Restricted Subsidiaries held by such trust; plus

(6) any payments on stock purchase contracts obligating the holders thereof to purchase common stock of the Company.
          “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge

Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
          In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business) and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.
          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Remarketing Settlement Date.
          “G&R Indentures” means (i) the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the Remarketing Settlement Date, between NPC and The Bank of New York, as trustee, and (ii) the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the Remarketing Settlement Date, between SPPC and The Bank of New York, as trustee.
          “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
          “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements designed to protect the person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
          “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.
          The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
          “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
          “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).
          “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
          “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          “Permitted Business” means any business that derives a majority of its revenues from any business engaged in by the Company and its Restricted Subsidiaries on the Remarketing Settlement Date and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Remarketing Settlement Date, as determined in good faith by the Board of Directors of the Company.
          “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company (other than a Receivables Entity);

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company (other than a Receivables Entity); or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity);

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets to the extent it is in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided however, that any Investment in any Receivables Entity or such other Person is in the form of a Purchase Money Note, or any equity interests, directly or indirectly, in accounts receivable and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable;

(9) any Investments made in accordance with clause (6) of the definition of “Asset Sales”;

(10) any Investments by the Company or any Restricted Subsidiary in Tuscarora Gas Transmission Company having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Remarketing Settlement Date, not to exceed $50.0 million; and

(11) other Investments in any Person that is not also a Restricted Subsidiary of the Company having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the Remarketing Settlement Date, not to exceed $50.0 million.

          “Permitted Liens” means:

(1) Liens securing any Indebtedness under a Credit Facility that was permitted by the terms of the indenture to be incurred, and all Obligations and Hedging Obligations relating to such Indebtedness;

(2) Liens in favor of the Company or any Subsidiary Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the Remarketing Settlement Date and Liens under the First Mortgage Indentures and the G&R Indentures;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations (including Hedging Obligations) that do not exceed $35.0 million at any one time outstanding;

(10) Liens to secure Indebtedness permitted by clauses (7), (13), (16) or (17) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) Liens securing any Indebtedness issued or to be issued under the G&R Indentures that was permitted to be incurred under the terms of the covenant described above under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(13) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case, incurred in connection with a Qualified Receivables Transaction; and

(14) Liens, including pledges, rights of offset and bankers’ liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all obligations now or hereafter existing of the Company or any of its Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of the Company, any of its Subsidiaries or any special purpose entity directly or indirectly providing loans to or making receivables purchases from the Company or any of its Subsidiaries.

          “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the Remarketing Settlement Date, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the Remarketing Settlement Date, and the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
Permitted Refinancing Indebtedness shall also include any Indebtedness of SPPC, not to exceed $50.0 million, incurred by SPPC at the same time and with the same terms as any Indebtedness of SPPC issued to refinance its Indebtedness maturing by 2005.
          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
          “Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.
          “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and

any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.
          “Rating Agencies” means S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of its Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.
          “Receivables Entity” means a Wholly-Owned Subsidiary of the Company or any of its Restricted Subsidiaries (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not party to any agreement, contract, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Company or any Restricted Subsidiary of the Company other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3) to which neither the Company nor any Restricted Subsidiary of the Company has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.
          “Remarketing Settlement Date” means the date of the settlement of the remarketing made by this prospectus supplement.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

          “S&P” means Standard & Poor’s Rating Group, Inc., or any successor to the rating agency business thereof.
          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of accounts receivable transactions.
          “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
          “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
          “Subsidiary Guarantee” means any Guarantee of the notes to be executed by any Subsidiary of the Company pursuant to the covenant described above under “— Future Subsidiary Guarantees.”
          “Subsidiary Guarantors” means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.
          “Trust Preferred Vehicle” means NVP Capital I, NVP Capital III or any future similar trust, the only assets of which are subordinated Indebtedness of the Company or any of its Restricted Subsidiaries.
          “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

          Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
          The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the senior notes by holders thereof, based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (“IRS”), all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could affect adversely a holder of the senior notes. Although the positions stated below are based on the advice of our counsel, Choate, Hall & Stewart LLP, we cannot assure you that the Internal Revenue Service will not challenge these positions, and no ruling from the Internal Revenue Service has been or will be sought on any of the matters discussed below.
          The discussion is limited to holders that purchase senior notes in the remarketing and that hold the senior notes as capital assets (generally, property held for investment). The discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, and does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, regulated investment companies, real estate investment trusts, thrifts, tax-exempt entities, holders of senior notes that are being remarketed in the remarketing, persons who hold senior notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, or partnerships or other pass-through entities. This discussion does not address the effect of any United States state or local income or other tax laws, any United States federal estate and gift tax laws, any foreign tax laws, or any tax treaties.
          PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.
          If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our senior notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our senior notes, you should consult your tax advisor.
Classification of the Senior Notes
          Generally, characterization of an obligation for United States federal income tax purposes is made at the time of the issuance of the obligation. In the opinion of our counsel, Choate, Hall & Stewart LLP, (i) it is more likely than not that the senior notes constituting part of the Corporate PIES issued on May 24, 2005 are properly treated as separate debt instruments newly issued as of that date, (ii) the senior notes being acquired in the remarketing should be treated as a continuation of those senior notes and as subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”) and (iii) assuming that the senior notes will be listed for trading on the New York Stock Exchange within 30 days of their issuance, the senior notes should be treated as traded on an established market within the meaning of the Treasury regulations governing debt instruments having original issue discount. We have treated and will continue to treat the senior notes in that manner. By acquiring senior notes in the remarketing, you will be deemed to have agreed for United States federal income tax purposes to treat the senior notes acquired in the same manner. Although the proper application of the contingent payment debt regulations to the senior notes following the remarketing is subject to significant uncertainty, assuming you report your income in a manner consistent with the position described below and that the IRS agrees with that position, the amount of income that you will recognize in respect of the senior notes for a given period generally should approximate the economic accrual of income on the senior notes to you for that period and the amount of income you would have recognized on an accrual basis if the senior notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with our treatment of the senior notes and it is possible that the IRS will successfully assert that the senior notes being acquired in the remarketing should be treated as a new issuance of notes or should otherwise not be treated as described herein, in which case the tax consequences of the purchase, ownership and disposition of the senior notes acquired in the remarketing may differ substantially from those described below. A different treatment of the senior notes could affect the amount, timing and character of income, gain, or loss with respect to an investment in the senior notes. Except as otherwise noted below, the remainder of this discussion assumes the senior notes will be treated in accordance with the Company’s position. You should consult your own tax advisor as to the particular tax consequences to you of purchasing, owning, and disposing of the senior notes, including the application and effect of United States federal, state, local and foreign tax laws and of alternative positions the IRS might assert.
U.S. Holders
          In general, the term “U.S. Holder” means a beneficial owner of senior notes that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable for United States federal income tax purposes as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Interest Accruals Based on Comparable Yield and Projected Payment Schedule
          Regardless of your method of accounting for U.S. federal income tax purposes, you are required to accrue interest income on the senior notes on a constant yield basis at an assumed yield (the “Comparable Yield”) that was determined at the time of issuance of the senior notes as part of the Corporate PIES on May 24, 2005. The Comparable Yield for the senior notes is 7.5%, compounded semiannually, and was determined based on the yield at which we could have issued, at the time of issuance of the senior notes, a fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the senior notes. Solely for purposes of determining the amount of interest income that accrues on the senior notes for U.S. federal income tax purposes, we were required, at the time of issuance of the senior notes, to construct a projected payment schedule with respect to the senior notes representing a series of payments the amount and timing of which would produce a yield to maturity on the senior notes equal to the Comparable Yield.
          Pursuant to the indenture governing the senior notes, by acceptance of a beneficial interest in the senior notes, you will be deemed to have agreed, for U.S. federal income tax purposes, to be bound by our determination of the Comparable Yield and projected payment schedule. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the senior notes. The following discussion assumes that you will use this original projected payment schedule as well. Based on advice of our counsel, Choate, Hall & Stewart LLP, we believe that the application of the contingent payment debt regulations to the remarketing as described below is a reasonable interpretation of these regulations.

          The amount of interest on a senior note that accrues in an accrual period is the product of the Comparable Yield on the senior note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the senior note. The daily portions of interest with respect to a senior note are determined by allocating to each day in an accrual period the ratable portion of interest on the senior note that accrues in the accrual period. We are treating the initial adjusted issue price of a senior note acquired by you in the remarketing as being $1,023.41 per $1,000 principal amount as of the remarketing date (the initial adjusted issue price). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the senior note and all interest previously accrued on such senior note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional adjustments) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the remarketing date.
          Based on the Comparable Yield and the initial adjusted issue price of $1,023.41 per senior note, you will be required (regardless of your accounting method) to accrue interest, subject to adjustments as set forth below, as the sum of the daily portions of interest on the senior note for each day in the taxable year on which you hold the senior note.
          The Company has the option to redeem the senior notes at certain times and may be required to redeem or repurchase the senior notes in certain circumstances. See “Description of Senior Notes — Redemption at the Option of Holders”, “Description of Senior Notes — Repurchase at the Option of Holders”, and “Description of Senior Notes — Optional Redemption” above. Under the contingent payment debt regulations, the possibility of certain contingent payments may be disregarded if the likelihood of the payment is remote or certain other exceptions apply. Although the application of these rules as applied to instruments such as the senior notes is subject to significant uncertainty, we plan to take the position that the possibility of redemption or repurchase of the senior notes by us may be disregarded for purposes of determining the application of the contingent payment debt regulations to the senior notes. If the possibility of redemption or repurchase were not disregarded, the amount, timing and character of income, gain or loss that you may recognize with respect to the senior notes could be materially and adversely different from that described herein. Please consult your own tax advisor regarding the U.S. federal income tax effects of the potential redemption or repurchase of the senior notes.
          U.S. Holders may obtain the projected payment schedule for the senior notes by submitting a written request for such information to:

Sierra Pacific Resources
Attention: Manager of Finance and Treasury
P.O. Box 30150
6100 Neil Road
Reno, Nevada 89520
Telephone: (775) 834-5643

Adjustments Reflecting the Actual Reset Rate
          Based on the rate of 7.803% set by the Remarketing Agent pursuant to the remarketing, actual payments on the senior notes, per $1,000 principal amount, will be $39.02 for each semiannual period before maturity, and $1,039.02 at maturity. Because these payments differ from the projected payments provided in the projected payment schedule, you will be required to account for these differences, as negative or positive adjustments to interest accrued based on the Comparable Yield, compounded semiannually, in a reasonable manner over the period to which they relate. For our own reporting purposes, we intend to treat the difference between the projected payment and the actual payment for each period on the senior note as a negative or positive adjustment to the interest accrued (based on the Comparable Yield) during each period. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you make these adjustments in a reasonable manner.

Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments
          Your initial adjusted tax basis in the senior note acquired by you in the remarketing will equal the amount that you pay for the senior note. Your adjusted tax basis in the senior note for any accrual period following the remarketing will be (x) the sum of your initial adjusted tax basis in the senior note and any interest previously accrued on such senior note starting from the remarketing date (disregarding any positive or negative adjustments, other than those described immediately below) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the remarketing date.
          If your initial adjusted tax basis in a senior note acquired in the remarketing differs from the initial adjusted issue price in such senior note, you will be required to make additional negative or positive adjustments to interest accrued in each period. You will take into account any difference between your initial adjusted tax basis in the senior note and the initial adjusted issue price of $1,023.41 per $1,000 principal amount by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the senior note. If your initial adjusted tax basis in a senior note is greater than its initial adjusted issue price, you will take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. If your initial adjusted tax basis in a senior note is less than its initial adjusted issue price, you will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a senior note will be decreased by any such negative adjustments and increased by any such positive adjustments.
          Upon accruing interest income based on the Comparable Yield and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the difference between your initial adjusted tax basis in the senior note and its issue price as described above, the amount of income that you will recognize in respect of the senior notes for a given period generally should approximate the economic accrual of income on the senior notes to you for that period and the amount of income you would have recognized on an accrual basis if the senior notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Retirement of the Senior Notes
          Upon a sale, exchange, or retirement of a senior note, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the senior note. Subject to the discussion below, such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you held the senior note for more than one year immediately prior to such sale, exchange, or retirement. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the matter is not free from doubt, our counsel believes that (i) gain recognized on the sale, exchange or other disposition of a senior note after the remarketing date will be ordinary income to the extent (and only to the extent) of any positive adjustment that you have not yet accrued and included in income that is attributable to differences between remaining payments on the senior notes at the time of remarketing and the payments set forth on the projected payment schedule and (ii) any gain recognized in excess of such amount and any loss recognized on such sale, exchange or other disposition generally will be treated as capital gain or loss. If you sell the senior note at a loss that meets certain thresholds, you may be required to file a disclosure statement with the Internal Revenue Service.

Information Reporting and Backup Withholding
          In general, information reporting requirements will apply to payments of principal and interest (including original issue discount) on the senior notes and the proceeds of sale of a senior note paid to U.S. Holders other than exempt recipients (such as corporations). Amounts reported to you will not reflect all of the adjustments described above, and therefore may not reflect the actual amounts that you will be required to include in income in respect of the senior notes, even if you take adjustments into account in the manner described above. Please consult your tax advisor regarding calculating your taxable income from the senior notes based on the amounts reported to you. U.S. Holders of senior notes may be subject, under certain circumstances, to backup withholding at a rate of 28% on such payments. Backup withholding applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.
          Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of senior notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Non-U.S. Holders
          The following summary is limited to the United States federal income tax consequences relevant to a beneficial owner of a senior note that is not a U.S. Holder and that is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”). Special rules may apply to Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such Non-U.S. Holders, and partnerships and partners in partnerships, should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant.

Taxation of Interest
          Subject to the summary of backup withholding rules below, payments of interest (including original issue discount) on a senior note to any Non-U.S. Holder generally will not be subject to United States federal income or withholding tax provided that:

•	the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on a senior note is described in Section 881(c)(3)(A) of the Code;

•	the Non-U.S. Holder is not receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•	the Non-U.S. Holder satisfies the statement requirement (addressed below) set forth in Section 871(h) and 881(c) of the Code and the Treasury regulations thereunder.
          To satisfy the above statement requirement, the Non-U.S. Holder must provide us or our paying agent with a properly completed Internal Revenue Service Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury which provides the Non-U.S. Holder’s name and address, and taxpayer identification number, if any, and certifies that the Non-U.S. Holder is not a United States person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the senior notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or our paying agent receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to us or our paying agent. Special rules apply to payments made through a qualified intermediary.
          A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of United States federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest (including original issue discount) on the senior notes. A Non-U.S. Holder who is eligible for a lower rate pursuant to an applicable treaty and wishes to claim such lower rate should submit a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) to us or our paying agent.
          If the payments of interest on a senior note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of such Non-U.S. Holder), such payments will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. If the Non-U.S. Holder is a corporation for United States federal income purposes, it also may be subject to a 30% branch profits tax on the “dividend equivalent amount.” If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to United States withholding tax so long as the holder provides us or our paying agent with appropriate certification on Form W-8ECI.
          Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange or Other Disposition of a Senior Note
          Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a senior note generally will not be subject to United States federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of such Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding
          We must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest (including original issue discount) that is paid to the Non-U.S. Holder, and the amount of tax, if any, withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.
          Treasury regulations provide that the backup withholding tax will not apply to such payments of interest with respect to which either the requisite certification, as described above under “— Taxation of Interest,” has been received or an exemption otherwise has been established provided that neither we nor our paying agent have actual knowledge or reason to know that the Non-U.S. Holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

          The payment of the proceeds from the disposition of the senior notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the senior notes to or through a non-U.S. office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the senior notes to or through a non-United States office of a broker that is either a United States person or a U.S. related person, the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge or reason to know to the contrary, or the Non-U.S. Holder otherwise establishes an exemption.
          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

REMARKETING
          Under the terms and conditions contained in a remarketing agreement, dated as of May 24, 2005 between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc., as remarketing agents, the remarketing agents have agreed to use their commercially reasonable efforts to remarket the senior notes at an aggregate price equal to the remarketing value (as defined below).
          The “remarketing value” will be equal to the sum of:

(a) such amount of Treasury securities that will pay on or prior to August 14, 2005, an aggregate amount equal to the aggregate interest payment that would be due on August 15, 2005, on the principal amount of the senior notes that would have been associated with the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the remarketing settlement date to, but excluding, August 15, 2005;

(b) such amount of Treasury securities that will pay on or prior to November 14, 2005 an aggregate amount equal to the aggregate interest payment that would be due on November 15, 2005 on the principal amount of the senior notes that would have been associated with the Corporate PIES assuming no remarketing and no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from August 15, 2005 to, but excluding, November 15, 2005;

(c) the value of such amount of Treasury securities that will pay, on or prior to the purchase contract settlement date, an amount of cash equal to $1,000 for each senior note that is included in the remarketing; and

(d) an amount equal to 0.25% of the principal amount of the senior notes that were remarketed, which will be payable to the remarketing agents as the remarketing fee.
          Proceeds of the remarketing of the senior notes that are associated with Corporate PIES will be used to purchase a Treasury portfolio equal to clauses (a), (b) and (c) of the definition of remarketing value. The Treasury portfolio will be pledged to secure the obligations of the holders of Corporate PIES under their related purchase contracts. The cash payments received in respect of the pledged Treasury portfolio underlying the Corporate PIES following the remarketing will be used to satisfy such holder’s obligation to purchase our common stock on November 15, 2005, the purchase contract settlement date, and to pay to holders of Corporate PIES an amount equal to the remaining interest payments on a senior note up to and including the purchase contract settlement date. In addition, the remarketing agents may deduct the applicable remarketing fee equal to clause (d) of the definition of the remarketing value. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.
          In connection with the remarketing, the remarketing agents, in their capacity as reset agents, have reset the rate of interest payable on the senior notes to the reset rate of 7.803% per annum. In addition, the maturity date, the redemption provisions, the interest payment dates and the covenants applicable to the senior notes have been modified in connection with the remarketing of the senior notes. The reset terms of the senior notes will be effective upon the closing of the remarketing on the remarketing settlement date.
          The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of officers’ certificates, legal opinions and accountants’ comfort letters.
          Pursuant to the remarketing agreement, the remarketing agents will be entitled to receive a remarketing fee equal to 0.25% of the principal amount of the senior notes that were remarketed. The remarketing agents will deduct this fee from the proceeds of the remarketing to the extent that the aggregate proceeds exceed the Treasury portfolio purchase price. Except as described in this paragraph, neither we nor the holders of senior notes participating in this remarketing will be responsible for any remarketing fee or commission in connection with this remarketing.

          Following the remarketing, the senior notes will be listed on the NYSE under the trading symbol “SRP12.” The remarketing agents have advised us that they intend to make a market in the senior notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.
          In connection with this remarketing and in compliance with applicable law, the remarketing agents may effect transactions which stabilize, maintain or otherwise affect the market price of the senior notes at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the senior notes or effecting purchases of the senior notes for the purpose of pegging, fixing, or maintaining the price of the senior notes for the purpose of reducing a short position created in connection with the remarketing. The remarketing agents are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.
          We have agreed, subject to various exceptions, not to issue or sell any debt securities for 90 days after the date of this remarketing prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. Specifically, we have agreed not to directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of ours substantially similar to the senior notes.
          We have agreed to indemnify the remarketing agents against or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.
          The remarketing agents and their respective affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The remarketing agents have received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The remarketing agents have regularly acted as underwriters and initial purchasers of long and short-term debt securities issued by us and the Utilities in public and private offerings and will likely continue to do so from time to time. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lehman Brothers Inc. have also entered into an agreement with us pursuant to which, subject to certain conditions, they will purchase senior notes that have not been remarketed to other investors in connection with the remarketing.
LEGAL MATTERS
          The validity of the senior notes will be passed upon for us by Choate, Hall & Stewart LLP, Boston, Massachusetts, and Woodburn and Wedge, Reno, Nevada. Certain tax matters will also be passed upon for us by Choate, Hall & Stewart LLP. Certain legal matters with respect to the senior notes will be passed upon for the remarketing agents by Dewey Ballantine LLP, New York, New York. With respect to matters of Nevada law, Choate, Hall & Stewart LLP and Dewey Ballantine LLP may rely on the opinion of Woodburn and Wedge.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.sierrapacificresources.com. The contents of our website are not incorporated into this prospectus.

INCORPORATION OF INFORMATION WE FILE WITH THE
SECURITIES AND EXCHANGE COMMISSION
          The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.
          We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2004,

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and

•	our Current Reports on Form 8-K filed on April 13, 2005, May 9, 2005, May 17, 2005, May 19, 2005, May 24, 2005, and June 8, 2005.
          We also incorporate by reference each of the following documents that we file with the Securities and Exchange Commission after the date of this remarketing prospectus supplement until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.
          You should rely only on information contained or incorporated by reference in this remarketing prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
          You should assume that the information appearing in this remarketing prospectus supplement is accurate as of the date of this remarketing prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.
          You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Sierra Pacific Resources
Attention: Manager of Finance and Treasury
P.O. Box 30150
6100 Neil Road
Reno, Nevada 89520
Telephone: (775) 834-5643

PROSPECTUS
SIERRA PACIFIC RESOURCES
By this prospectus, we may offer from time to time up to $275,000,000 of:
DEBT SECURITIES
OF
SIERRA PACIFIC RESOURCES
       Sierra Pacific Resources is a Nevada corporation.
      When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.
      YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT RELATING TO THE SPECIFIC ISSUE OF SECURITIES CAREFULLY BEFORE YOU INVEST.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 26, 2005.

i

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.sierrapacificresources.com. The contents of our website are not incorporated into this prospectus.
      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the debt securities. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.
INCORPORATION OF INFORMATION WE FILE WITH THE
SECURITIES AND EXCHANGE COMMISSION
      The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.
      We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	our Current Reports on Form 8-K filed on April 13, 2005, May 9, 2005, May 17, 2005, May 19, 2005 and May 24, 2005.
      We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until this offering is completed and also documents we file after the date of this initial registration statement and before effectiveness of the registration statement:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.
      You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.
      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:
          Sierra Pacific Resources
          Attention: Manager of Finance and Treasury
          P.O. Box 30150
          6100 Neil Road
          Reno, Nevada 89520
          Telephone: (775) 834-5643
FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. When used in this prospectus, the words “expects,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our expectations. Additional information concerning these and other factors is contained in our Securities and Exchange Commission filings, including but not limited to our Forms 10-K, 10-Q and 8-K, which are incorporated by reference into this prospectus and which we urge you to read.

SIERRA PACIFIC RESOURCES
      We engage primarily in the power and energy businesses through several regulated subsidiaries. We completed a merger with Nevada Power Company (“NPC”) in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. Today, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.0 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. In addition to NPC and Sierra Pacific Power Company (“SPPC”), we also operate several non-regulated businesses.
Our Subsidiaries
      Nevada Power Company, our wholly owned subsidiary, is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 738,000 customers in southern Nevada. NPC has a total generating capacity of 1,740 MW of coal and natural gas/oil fired generating plants and serves customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base. Service is also provided to the Department of Energy’s Nevada Test Site in Nye County.
      Sierra Pacific Power Company, our wholly owned subsidiary is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 342,600 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 134,800 customers in the cities of Reno and Sparks and the surrounding areas.
      Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile natural gas pipeline regulated by the Federal Energy Regulatory Commission (“FERC”) that serves Reno, northern Nevada and northeastern California.
      We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

      We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is 775-834-4011.

      In this prospectus, “Sierra Pacific,” “we,” “us,” and “our” refer specifically to Sierra Pacific Resources, the holding company. NPC and SPPC are referred to collectively in this prospectus as the “Utilities.”
Dividends from Subsidiaries
      Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory limitations on dividends, are summarized below.

Dividend Restrictions Applicable to Nevada Power Company

•	NPC’s Indenture of Mortgage, dated as of October 1, 1953, between NPC and Deutsche Bank Trust Company Americas, as trustee (the “First Mortgage Indenture”), limits the cumulative amount of dividends and other distributions that NPC may pay on its capital stock. In February 2004, NPC amended this restriction in its First Mortgage Indenture to:

—	change the starting point for the measurement of cumulative net earnings available for the payment of dividends on NPC’s capital stock from March 31, 1953 to July 28, 1999 (the date of NPC’s merger with us), and

—	permit NPC to include in its calculation of proceeds available for dividends and other distributions the capital contributions made to NPC by us.

As amended, NPC’s First Mortgage Indenture dividend restriction is not expected to materially limit the amount of dividends that NPC may pay to us in the foreseeable future.

•	NPC’s 10 7/8% General and Refunding Mortgage Notes, Series E, due 2009, which were issued on October 29, 2002, NPC’s 9% General and Refunding Mortgage Notes, Series G, due 2013, which were issued on August 18, 2003, NPC’s General and Refunding Mortgage Bond, Series H, which was issued on December 4, 2003, NPC’s 6.5% General and Refunding Mortgage Notes, Series I, which were issued on April 7, 2004, NPC’s 5 7/8% General and Refunding Mortgage Notes, Series L, which were issued on November 16, 2004 and NPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that NPC may make to us. However, that limitation does not apply to payments by NPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our Premium Income Equity Securities (“PIES”)) provided that:

•	those payments do not exceed $60 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to NPC, and

•	the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters preceding the date of payment is at least 1.75 to 1.

The terms of the various series of Notes, the Bond and the Revolving Credit Agreement also permit NPC to make payments to us in excess of the amounts payable discussed above, in an aggregate amount not to exceed:

•	under the Series E Notes, $15 million from the date of the issuance of the Series E Notes, and

•	under the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes and the Revolving Credit Agreement, $25 million from the date of the issuance of the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes and the establishment of the Revolving Credit Agreement, respectively.

In addition, NPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E, G, I and L Notes, the Series H Bond or the Revolving Credit Agreement, respectively,

•	NPC has a ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

—	the sum of 50% of NPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from date of issuance of the applicable Series of Notes, the Bond or the establishment of the Revolving Credit Agreement,

—	100% of NPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of NPC, plus

—	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

—	the fair market value of NPC’s investment in certain subsidiaries.

If NPC’s Series E Notes, Series G Notes, Series I Notes, Series L Notes or Series H Bond are upgraded to investment grade by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Group, Inc. (“S&P”), these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or the Bond remains investment grade.

•	The terms of NPC’s preferred trust securities provide that no dividends may be paid on NPC’s common stock if NPC has elected to defer payments on the junior subordinated debentures issued in conjunction with the preferred trust securities. At this time, NPC has not elected to defer payments on the junior subordinated debentures.

Dividend Restrictions Applicable to Sierra Pacific Power Company

•	SPPC’s General and Refunding Mortgage Bond, Series E, which was issued on December 4, 2003, SPPC’s 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012, which were issued on April 16, 2004 and SPPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that SPPC may pay to us. However, that limitation does not apply to payments by SPPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our PIES) provided that:

•	those payments do not exceed $50 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to SPPC, and

•	the ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

The terms of the Series E Bond, the Series H Notes and the Revolving Credit Agreement also permit SPPC to make payments to us in excess of the amounts payable discussed above in an aggregate amount not to exceed $25 million from the date of the issuance of the Series E Bond, the issuance of the Series H Notes and the establishment of the Revolving Credit Agreement, respectively.

In addition, SPPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E Bond, the Series H Notes or the Revolving Credit Agreement,

•	SPPC has a ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

•	the sum of 50% of SPPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the Series E Bond, Series H Notes or the establishment of the Revolving Credit Agreement, respectively, plus

•	100% of SPPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of SPPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of SPPC’s investment in certain subsidiaries.

If SPPC’s Series E Bond or the Series H Notes are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or Bond remains investment grade.

•	SPPC’s Articles of Incorporation contain restrictions on the payment of dividends on SPPC’s common stock in the event of a default in the payment of dividends on SPPC’s preferred stock. SPPC’s Articles also prohibit SPPC from declaring or paying any dividends on any shares of common stock (other than dividends payable in shares of common stock), or making any other distribution on any shares of common stock or any expenditures for the purchase, redemption or other retirement for a consideration of shares of common stock (other than in exchange for or from the proceeds of the sale of common stock) except from the net income of SPPC, and its predecessor, available for dividends on common stock accumulated subsequent to December 31, 1955, less preferred stock dividends, plus the sum of $500,000. At the present time, SPPC believes that these restrictions do not materially limit its ability to pay dividends and/or to purchase or redeem shares of its common stock.

Dividend Restrictions Applicable to Both Utilities

•	On March 31, 2004, the Public Utilities Commission of Nevada (“PUCN”) issued an order in connection with its authorization of the issuance of long-term debt securities by NPC. On April 8, 2004, the PUCN issued an order in connection with its authorization of the issuance of long-term debt securities by SPPC. These PUCN orders, for NPC Docket 04-1014 and for SPPC Docket 03-12030, permit NPC and SPPC to annually dividend an aggregate of either our actual cash requirements for debt service, or $70 million, whichever is less. These orders, in conjunction with earlier PUCN orders on this issue, also provide that the dividend limitation may be reviewed in a subsequent application to grant short-term debt authority and that, in the event that circumstances change in the interim, either NPC or SPPC may petition the PUCN to review the dollar limitation.

•	The Utilities are subject to the provision of the Federal Power Act, as applied to their particular circumstances, that states that dividends cannot be paid out of funds that are properly included in their capital account. Although the meaning of this provision is unclear, the Utilities believe that the Federal Power Act restriction, as applied to their particular circumstances, would not be construed or applied by the FERC to prohibit the payment of dividends for lawful and legitimate business purposes from current year earnings, or in the absence of current year earnings, from other/additional paid-in capital accounts. If, however, the FERC were to interpret this provision differently, the ability of the Utilities to pay dividends to us could be jeopardized.

•	On November 6, 2003, the Bankruptcy Court (for the Southern District of New York) issued an order staying execution pending appeal of the September 26, 2003 judgment entered in favor of Enron Power Marketing Inc. (“Enron”) against the Utilities. One of the conditions of the stay order is that the Utilities cannot pay dividends to us other than for our current operating expenses and debt payment obligations. Although the judgment has been reversed by the U.S. District Court of the Southern District of New York, this limitation will remain in place pursuant to the terms of a stipulation agreement among the Utilities and Enron.
      Assuming that NPC and SPPC meet the requirements to pay dividends under the Federal Power Act and that any dividends paid to us are for our debt service obligations and current operating expenses, the most restrictive of the dividend restrictions applicable to the Utilities individually can be found for NPC, in NPC’s Series E Notes and, for SPPC, in SPPC’s Series H Notes, Series E Bond and its Revolving Credit Agreement. Under these restrictions, NPC or SPPC, as the case may be, must meet a coverage ratio of at least 1.75:1 over the prior four fiscal quarters as a condition to their payment of dividends. Although each Utility currently meets these tests, a significant loss by either Utility could cause that Utility to be precluded from paying dividends to us until such time as that Utility again meets the coverage test. The dividend restriction in the PUCN order may be more restrictive than the individual dividend restrictions if dividends are paid from both Utilities because the PUCN dividend restriction of either our actual cash requirement for debt service or $70 million, whichever is less, may be less than the aggregate amount of the Utilities’ individual dividend restrictions. In 2004, we received approximately $45 million in dividends from the Utilities to meet our debt service obligations. During the three months ended March 31, 2005, we received approximately $19.9 million in dividends from the Utilities.
USE OF PROCEEDS
      We intend to use the proceeds from the issuance of these securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. General corporate purposes may include financing the activities and capital expenditures of our subsidiaries, financing our assets and those of our subsidiaries and refinancing our existing borrowings and the existing borrowings of our subsidiaries. The securities offered pursuant to this prospectus may include senior notes that are being remarketed that are a component of our Premium Income Equity Securities (“PIES”) as well as other senior notes that are being remarketed in accordance with the terms of the PIES. The proceeds of the remarketing of senior notes that are a component of the PIES will be used to purchase a portfolio of U.S. Treasury securities (to satisfy certain stock purchase contract obligations of the holders of our PIES) and to pay certain fees in connection with the remarketing. The proceeds of the remarketing of senior notes that are not a component of the PIES will be delivered to the holders of those senior notes after deducting certain fees in connection with the remarketing.
      The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

						Three months
	Year Ended December 31,					Ended March 31,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands)
Ratio of Earnings to Fixed Charges(1)(2)	—	1.17X	—	—	1.12X	—	—

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. “Earnings” represent pre-tax income (or loss) from continuing operations before the pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.

(2)	For the years ended December 31, 2000, 2002 and 2003, earnings were insufficient to cover fixed charges by $91,474, $467,440 and $160,343, respectively. For the three months ended March 31, 2004 and 2005, earnings were insufficient to cover fixed charges by $67,652 and $19,180, respectively.
DESCRIPTION OF THE DEBT SECURITIES
General
      From time to time we may issue debt securities in one or more series of senior debt securities (“debt securities”). Below is a description of the general terms of the debt securities. The particular terms of a series of debt securities will be described in a prospectus supplement.
      Debt securities will be issued under an indenture, as supplemented from time to time (the “indenture”), between us and The Bank of New York, as trustee (the “indenture trustee”). The indenture will be subject to and governed by the Trust Indenture Act of 1939. The Bank of New York also acts as trustee under the general and refunding mortgage indentures of SPPC and NPC.
      The indenture does not limit the amount of debt securities that we may issue, nor does it limit us or our subsidiaries from issuing any other unsecured debt. The debt securities will rank equally with all of our unsecured and unsubordinated debt. As a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, NPC and SPPC, are subject to regulation by state utility commissions, which may impose limitations on investment returns or otherwise impact the amount of dividends which may be declared and paid by those companies, and to a federal statutory limitation on the payment of dividends. Moreover, the articles of incorporation of SPPC contain restrictions on the payment of dividends on that subsidiary’s common stock. Similarly, certain agreements entered into by NPC and SPPC set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. For a more detailed description of the dividend restrictions applicable to our subsidiaries, see “Sierra Pacific Resources — Dividends from Subsidiaries” above. As a result of these factors, the debt securities will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.
Terms of the Debt Securities
      Each prospectus supplement will describe the terms of a series of debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	the stated maturity date;

•	any fixed or variable interest rates or rates per annum or the method or procedure for determining the interest rates;

•	the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates;

•	the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	whether the debt securities are denominated or payable in United States dollars;

•	any sinking fund requirements;

•	any terms under which we can redeem the debt securities;

•	any terms for repayment of principal amount at the option of the holder;

•	whether and under what circumstances we will pay additional amounts (“Additional Amounts”) under any debt securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay any Additional Amounts;

•	the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

•	whether the debt securities will be issued in global form, and any terms and conditions under which the debt securities in global form may be exchanged for definitive debt securities;

•	the defeasance provisions, if any, that apply to the debt securities (other than those described herein);

•	the person to whom any interest on a registered security is payable, if that person is not the registered owner of the debt securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

•	any events of default or covenants not contained in the indenture; and

•	any other specific terms of the debt securities which are not inconsistent with the provisions of the indenture.
      Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if applicable.
      The provisions of the indenture permit us, without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.
      We will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the indenture, the debt securities and the applicable prospectus supplement.

Consolidation, Merger or Sale
      The indenture permits us to merge or consolidate, sell, lease, for a term extending beyond the last stated maturity of debt securities outstanding under the indenture, or convey, transfer or otherwise dispose of all or substantially all of our assets, if the following conditions are satisfied:

•	any successor or acquiror assumes all of our obligations under the indenture and the debt securities;

•	the successor or acquiror is a corporation organized and existing under the laws of any U.S. state; and

•	the successor or acquiror shall not, immediately after such transaction, be in default in the performance of any covenant or condition with respect to the indenture or the debt securities.
      The indenture does not prevent or restrict any of the following:

•	consolidation or merger, where after the consummation of which, we would be the surviving entity, or any conveyance or transfer or lease of any part of our properties which does not constitute the entirety or substantially the entirety of these properties; or

•	our approval or our consent to, any consolidation or merger to which any “restricted subsidiary” or any other of our subsidiaries or affiliates, may be a party, or any conveyance, transfer or lease by any of our subsidiaries or affiliates of any of their assets.
      The term “restricted subsidiary” is defined in the indenture as any of our operating subsidiaries that account for 10% or more of our consolidated revenues and/or assets.
Modification of Indenture; Waiver
      The indenture may be modified or amended by us and the trustee, without notice to or the consent of any holders, with respect to certain matters contained in the indenture including:

•	curing any ambiguity or correcting any inconsistency in the indenture;

•	providing for uncertificated debt securities;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series;

•	making any other provisions that do not adversely affect the rights of any holder of a debt security; or

•	making any other changes or modifications provided that the rights of the holders of any debt securities created prior to such changes and modifications are not affected.
      In addition, under the indenture, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, the following changes may be made only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of those debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing the amount of or extending the time of payment for any premium payable upon redemption of any securities;

•	changing the place or currency of any payment of principal or interest;

•	impairing the right to bring a suit for the enforcement of any payment on or with respect to those debt securities;

•	modifying or affecting the terms and conditions of our obligations under the indenture in any manner adverse to the holders of debt securities;

•	waiving a default in the payment of the principal of or interest or Additional Amounts, if any, on any debt security; and

•	modifying any of the foregoing requirements, reducing the percentage of holders of debt securities required to consent to any amendment or waiver of any covenant or past default or reducing the requirements for establishing a quorum or voting.
      The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the indenture and waive our compliance with the provisions of the indenture, except as described under “— Events of Default.”
Events of Default
      Each of the following will be an Event of Default with respect to each series of debt securities issued under the indenture:

•	default in the payment of any principal or premium, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the payment of interest or Additional Amounts and the continuance of that default for a period of 30 days;

•	default with respect to any obligation to make payments to a sinking fund, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the performance or breach of any other covenant or warranty contained in the indenture or in the debt securities with respect to that series and continuance of the default for a period of 60 days after written notice as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of us which, in the case of a decree or order for relief in an involuntary case, appointment of a receiver, liquidator or similar official or winding up or liquidation of us, remain unstayed and in effect for a period of 60 consecutive days; or

•	any other Event of Default provided in the applicable prospectus supplement.
      If an Event of Default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare all amounts due and payable or deliverable immediately. Holders of a majority in principal amount of the outstanding debt securities of an affected series may rescind and annul a declaration of acceleration if we deposit with the trustee enough money to cover overdue amounts on the outstanding debt securities other than the amounts that would be due as a result of the acceleration.
      Holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any past default or event of default of that series, except defaults or events of default regarding covenants that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected (see “— Modification of Indenture; Waiver” above).
      Holders of debt securities may not enforce the indenture or the relevant debt securities except as set forth in the indenture. The trustee under the indenture may refuse to enforce the indenture on the applicable debt securities unless it receives indemnification satisfactory to it. Subject to limitations contained in the indenture, holders of a majority in principal amount of debt securities issued under the indenture may direct the trustee in its exercise of any power granted to it under the indenture.

      Notwithstanding any other provision in the indenture (including remedies which are subject to conditions precedent), each holder of debt securities will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the holder’s debt securities, when due and to institute suit for the enforcement of payment. Such rights may not be impaired or affected without the consent of such holder.
Limitations upon Liens on Stock of Restricted Subsidiaries
      We will not, nor will we permit any “restricted subsidiary” to, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any restricted subsidiary without effectively providing that the debt securities shall be secured equally and ratably with the indebtedness.
      The term “restricted subsidiary” is defined in the indenture as any of our operating subsidiaries that account for 10% or more of our consolidated revenues and/or assets.
Limitations on the Issuance or Disposition of Stock of Restricted Subsidiaries
      We will not, nor will we permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any “capital stock” (other than nonvoting preferred stock) of any restricted subsidiary, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more restricted subsidiaries;

•	the disposition of all or any part of the capital stock of any restricted subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by our board of directors (acting in good faith); or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of us or any restricted subsidiary.
      The term “capital stock” is defined in the indenture as any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock.
Defeasance
      The indenture provides us with the option to discharge us from (a) all obligations of the debt securities of a series (except for administrative obligations) or (b) compliance with the covenants of the indenture with respect to such series. To exercise either option we must irrevocably deposit in trust with the indenture trustee money or obligations of, or guaranteed by, the United States sufficient to pay all of the principal of (including any mandatory redemption payments), premium, Additional Amounts and interest on the debt securities on the dates the payments are due. To exercise either option, we are required to deliver to the indenture trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based on a ruling of the Internal Revenue Service.
Form, Registration, Transfer and Exchange
      Each series of debt securities will be issued in fully registered form without coupons or in bearer form with or without coupons. Unless the applicable prospectus supplement provides otherwise, registered debt securities will be issued in denominations of $1,000 or integral multiples thereof and debt securities issued in bearer form will be issued in the denomination of $5,000. The indenture provides that debt securities may be issued in global form. If any series of debt securities is issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.
      Holders may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the applicable prospectus supplement. Holders may transfer debt securities in bearer form and the coupons, if any, appertaining to the debt securities will be transferable by delivery. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.
      In the event of any redemption of debt securities of any series, we will not be required to

•	issue, register the transfer of or exchange debt securities of that series during a period of 15 days next preceding the mailing of a notice of redemption of securities of the series to be redeemed;

•	register the transfer of or exchange any registered debt security called or being called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer security called for redemption except, to the extent provided with respect to any series of debt securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.
Global Securities
      The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security.
Payment and Paying Agents
      Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name the debt securities are registered.
      Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Additional Amounts and interest on the debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by us. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.
      All moneys paid by us to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a debt security which remains unclaimed at the end of one year will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law
      The indenture and debt securities will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

PLAN OF DISTRIBUTION
      We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to agents;

•	through agents to the public or to institutional investors; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.
      We may distribute the debt securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.
      The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.
      If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.
      Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any agents utilized in the transaction will be acting on a reasonable efforts basis for the period of its appointment unless otherwise provided in a prospectus supplement.
      If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal, unless otherwise provided in a prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.
      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.
      Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement.

      Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for us and our subsidiaries and affiliates in the ordinary course of business.
      Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.
LEGAL OPINIONS
      Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for Sierra Pacific by Choate, Hall & Stewart LLP, Boston, Massachusetts, counsel to Sierra Pacific. Matters of Nevada law will be passed upon for Sierra Pacific by Woodburn and Wedge, Reno, Nevada. Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Dewey Ballantine LLP, New York, New York.
EXPERTS
      The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 and Emerging Issues Task Force Issue No. 03-6, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$99,142,000
7.803% Senior Notes due 2012

REMARKETING PROSPECTUS

Merrill Lynch & Co.
Lehman Brothers
June 9, 2005